CONVERSION VALUATION APPRAISAL REPORT



                                 Prepared for:

                           Advance Financial Bancorp
                                      and
                     Advance Financial Savings Bank, f.s.b.

                            Wellsburg, West Virginia



                                     As Of:

                               September 6, 1996



                                  Prepared By:

                               Michael R. Keller
                                   President

                       [KELLER & COMPANY, INC. LETTERHEAD]
                             555 METRO PLACE NORTH
                                   SUITE 524
                               DUBLIN, OHIO 43017
                                 (614) 766-1426
                               (614) 766-1459 FAX





October 1, 1996




Board of Directors
Advance Financial Savings Bank, f.s.b.
1015 Commerce Street
Wellsburg, WV  26070

Gentlemen:

We hereby submit an independent appraisal of the pro forma market value of the to-be-issued stock of Advance Financial Bancorp (the "Corporation"), which is the newly formed holding company of Advance Financial Savings Bank, f.s.b., Wellsburg, West Virginia ("Advance" or the "Bank"). The Corporation will hold all of the shares of the common stock of the Bank. Such stock is to be issued in connection with the Bank's conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank in accordance with the Bank's Plan of Conversion. This appraisal was prepared and provided to the Bank in accordance with the conversion requirements and regulations of the Office of Thrift Supervision of the United States Department of the Treasury.

Keller & Company, Inc. is an independent financial institution consulting firm that serves both banks and thrift institutions. The firm is a full-service consulting organization, as described in more detail in Exhibit A, specializing in market studies, business and strategic plans, stock valuations, conversion appraisals, and fairness opinions for thrift institutions and banks. The firm has affirmed its independence in this transaction with the preparation of its Affidavit of Independence, a copy of which is included as Exhibit C.

Our appraisal is based on the assumption that the data provided to us by Advance and the material provided by the independent auditor, S. R. Snodgrass, A.C., Steubenville, Ohio, are both accurate and complete. We did not proceed to verify the financial statements provided to us, nor did we conduct independent valuations of the Bank's assets and liabilities. We have also used information from other public sources, but we cannot assure the accuracy of such material.

Board of Directors
Advance Financial Savings Bank, f.s.b.
October 1, 1996

Page 2


In the completion of this appraisal, we held discussions with the management of Advance, with the law firm of Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C., the Bank's conversion counsel, and with S. R. Snodgrass, A.C. Further, we viewed the Bank's local economy and primary market area.

This valuation must not be considered as a recommendation as to the purchase of stock in the Corporation, and we can provide no guarantee or assurance that any person who purchases shares of the Corporation's stock in this conversion will be able to later sell such shares at a price equivalent to the price designated in this appraisal.

Our valuation will be updated as required and will give consideration to any new developments in the Bank's operation that have an impact on operations or financial condition. Further, we will give consideration to any changes in general market conditions and to specific changes in the market for publicly-traded thrift institutions. Based on the material impact of any such changes on the pro forma market value of the Bank as determined by this firm, we will proceed to make necessary adjustments to the Bank's appraised value in such appraisal update.

It is our opinion that as of September 6, 1996, the pro forma market value or appraised value of the Corporation is $8,200,000. Further, a range for this valuation is from a minimum of $6,970,000 to a maximum of $9,430,000, with a super-maximum of $10,844,500.

Very truly yours,

KELLER & COMPANY, INC.



/s/Michael R. Keller
Michael R. Keller
President

                                TABLE OF CONTENTS


                                                                      PAGE

INTRODUCTION                                                             1

  I.  Description of Advance Financial Savings Bank, f.s.b.
      General                                                            4
      Performance Overview                                               9
      Income and Expense                                                11
      Yields and Costs                                                  16
      Interest Rate Sensitivity                                         17
      Lending Activities                                                19
      Non-Performing Assets                                             23
      Investments                                                       25
      Deposit Activities                                                26
      Borrowings                                                        26
      Subsidiaries                                                      27
      Office Properties                                                 27
      Management                                                        27

II.   Description of Primary Market Area                                28

III.  Comparable Group Selection
      Introduction                                                      34
      General Parameters
        Merger/Acquisition                                              35
        Mutual Holding Companies                                        36
        Trading Exchange                                                36
        IPO Date                                                        37
        Geographic Location                                             37
        Asset Size                                                      38
      Balance Sheet Parameters
        Introduction                                                    39
        Cash and Investments to Assets                                  39
        Mortgage-Backed Securities to Assets                            40
        One- to Four-Family Loans to Assets                             40
        Total Net Loans to Assets                                       41
        Total Net Loans and Mortgage-Backed Securities to Assets        41
        Borrowed Funds to Assets                                        41
        Equity to Assets                                                42
      Performance Parameters
        Introduction                                                    43

                                                                        PAGE

III.  Comparable Group Selection (cont.)
      Performance Parameters (cont.)
        Return on Average Assets                                        43
        Return on Average Equity                                        44
        Net Interest Margin                                             44
        Operating Expenses to Assets                                    45
        Noninterest Income to Assets                                    45
      Asset Quality Parameters
        Introduction                                                    46
        Nonperforming Assets to Asset Ratio                             46
        Repossessed Assets to Assets                                    46
        Loans Loss Reserves to Assets                                   47
      The Comparable Group                                              47
      Summary of Comparable Group Institutions                          49

IV.   Analysis of Financial Performance                                 51

V.    Market Value Adjustments
      Earnings Performance                                              54
      Market Area                                                       54
      Financial Condition                                               58
      Dividend Payments                                                 60
      Subscription Interest                                             60
      Liquidity of Stock                                                61
      Management                                                        61
      Marketing of the Issue                                            62

VI.   Valuation Methods                                                 64
      Price to Book Value Ratio Method                                  65
      Price to Earnings Method                                          66
      Price to Net Assets Method                                        67
      Valuation Conclusion                                              69

                                 LIST OF EXHIBITS



NUMERICAL                                                               PAGE
EXHIBITS

   1              Balance Sheet - June 30, 1996                         70
   2              Balance Sheet - June 30, 1992 through 1995            71
   3              Income Statement - Year Ended June 30, 1996           72
   4              Income Statement - June 30, 1992 through 1995         73
   5              Selected Consolidated Financial Information           74
   6              Income and Expense Trends                             75
   7              Normalized Earnings Trend                             76
   8              Performance Indicators                                77
   9              Volume/Rate Analysis                                  78
  10              Yield and Cost Trends                                 79
  11              Interest Rate Sensitivity of Net Portfolio Value      80
  12              Loan Portfolio Composition                            81
  13              Loan Maturity Schedule                                82
  14              Loan Originations                                     83
  15              Nonperforming Assets                                  84
  16              Classified Assets                                     85
  17              Allowance for Loan Losses                             86
  18              Investment Portfolio Composition                      87
  19              Mix of Deposits                                       88
  20              Deposit Activity                                      89
  21              Offices of Advance Financial Savings Bank, f.s.b.     90
  22              List of Key Officers and Directors                    91
  23              Key Demographic Data and Trends                       92
  24              Key Housing Data                                      93
  25              Major Sources of Employment                           94
  26              New Housing Permits and Growth Rates                  95
  27              Unemployment Rates                                    96
  28              Market Share of Deposits                              97
  29              National Interest Rates by Quarter                    98
  30              Thrift Stock Prices and Pricing Ratios                99
  31              Key Financial Data and Ratios                        110
  32              Recently Converted Thrift Institutions               122
  33              Acquisitions and Pending Acquisitions                124
  34              Thrift Stock Prices and Pricing Ratios -
                    Mutual Holding Companies                           125

NUMERICAL                                                               PAGE
EXHIBITS



  35              Key Financial Data and Ratios -
                    Mutual Holding Companies                            126
  36              Balance Sheets Parameters -
                    Comparable Group Selection                          127
  37              Operating Performance and Asset Quality Parameters -
                    Comparable Group Selection                          130
  38              Balance Sheet Ratios -
                    Final Comparable Group                              133
  39              Operation Performance and Asset Quality Ratios
                        Final Comparable Group                          134
  40              Balance Sheet Totals - Final Comparable Group         135
  41              Market Area Comparison - Final Comparable Group       136
  42              Balance Sheet - Asset Composition
                        Most Recent Quarter                             137
  43              Balance Sheet - Liability and Equity
                        Most Recent Quarter                             138
  44              Income and Expense Comparison
                        Trailing Four Quarters                          139
  45              Income and Expense Comparison as a Percent of
                        Average Assets - Trailing Four Quarters         140
  46              Yields, Costs & Earnings Ratios
                        Trailing Four Quarters                          141
  47              Dividends, Reserves and Supplemental Data             142
  48              Market Pricing and Financial Ratios - Stock Prices
                        Comparable Group                                143
  49              Valuation Analysis and Conclusions                    144
  50              Pro Forma Minimum Valuation                           145
  51              Pro Forma Mid-Point Valuation                         146
  52              Pro Forma Maximum Valuation                           147
  53              Pro Forma Superrange Valuation                        148
  54              Summary of Valuation Premium or Discount              149

ALPHABETICAL EXHIBITS
                                                                       PAGE

   A              Background and Qualifications                         150
   B              RB 20 Certification                                   154
   C              Affidavit of Independence                             155

INTRODUCTION

      Keller & Company, Inc., an independent appraisal firm for financial institutions, has prepared this Conversion Appraisal Report ("Report") which provides the pro forma market value of the to-be-issued common stock of Advance Financial Bancorp (the "Corporation"), a Delaware corporation, formed as a holding company to own all of the to-be-issued shares of common stock of Advance Financial Savings Bank, f.s.b., ("Advance" or the "Bank"). The stock is to be issued in connection with the Bank's Application for Approval of Conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank. The Application is being filed with the Office of Thrift Supervision ("OTS") of the Department of the Treasury and the Securities and Exchange Commission ("SEC"). In accordance with the Bank's conversion, there will be a simultaneous issuance of all the Bank's stock to the Corporation, which will be formed by the Bank. Such Application for Conversion has been reviewed by us, including the Prospectus and related documents, and discussed with the Bank's management and the Bank's conversion counsel, Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C.

      This conversion appraisal was prepared based on the guidelines provided by OTS entitled "Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to Stock Form of Organization", in accordance with the OTS application requirements of Regulation Section 563b and the OTS's Revised Guidelines for Appraisal Reports, and represents a full appraisal report. The Report provides detailed exhibits based on the Revised Guidelines and a discussion on each of the fourteen factors that need to be considered. Our valuation will be updated in accordance with the Revised Guidelines and will consider any changes in market conditions for thrift institutions.

      The pro forma market value is defined as the price at which the stock of the Corporation after conversion would change hands between a typical willing buyer and a typical willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and with both parties having reasonable knowledge of relevant facts in an arms-length transaction. The appraisal assumes the Bank is a going concern and that the shares issued by the Corporation in the conversion are sold in non- control blocks.

      In preparing this conversion appraisal, we have reviewed the audited financial statements for the five fiscal years ended June 30, 1992 through 1996, and discussed them with Advance's management and with Advance's independent auditors, S. R. Snodgrass, A.C., Steubenville, Ohio. We have also discussed and reviewed with management other financial matters. We have reviewed the Corporation's preliminary Form S-1 and the Bank's preliminary Form AC and discussed them with management and with the Bank's conversion counsel.

      We have visited Advance's home office in Wellsburg and branch in Follansbee, West Virginia and have traveled the surrounding area. The Bank has also just received approval to establish a branch in Wintersville, Ohio, across the Ohio River in Jefferson County. There is no scheduled date for opening at this point in time. We have studied the economic and demographic characteristics of the Bank's primary market area relative to West Virginia and the United States. We have also examined the competitive financial institution environment within which Advance operates, giving consideration to the area's key characteristics, both positive and negative.

      We have given consideration to the market conditions for securities in general and for publicly-traded thrift stocks in particular. We have examined the performance of selected publicly-traded thrift institutions and compared the performance of Advance to those selected institutions.

      Our valuation is not intended to represent and must not be interpreted to be a recommendation of any kind as to the desirability of purchasing the to-be-outstanding shares of common stock of the Corporation. Giving consideration to the fact that this appraisal is based on numerous factors that can change over time, we can provide no assurance that any person who purchases the stock of the Corporation in this mutual-to-stock conversion will subsequently be able to sell such shares at prices similar to the pro forma market value of the Corporation as determined in this conversion appraisal.

I.    DESCRIPTION OF ADVANCE FINANCIAL SAVINGS BANK, f.s.b.

GENERAL

      Advance Financial Savings Bank, f.s.b., Wellsburg, West Virginia, was chartered in 1935 as a federally chartered savings and loan association with the name of Advance Federal Savings and Loan Association. The Bank adopted its current name in 1989.

      Advance conducts its business from its home office in Wellsburg, West Virginia, and its branch in Follansbee, West Virginia, both located in Brooke County. The Bank's primary market area for deposits consists of Brooke County, with Wellsburg being the county seat and largest community in the county. The
Bank's lending market extends into the adjacent counties in West Virginia and into Jefferson County, Ohio, located to the west and across the Ohio River. The Bank's lending market extends into the adjacent counties in West Virginia and into Jefferson County, Ohio, located to the west and across the Ohio River. Advance's deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC") in the Savings Association Insurance Fund ("SAIF"). The Bank is also subject to certain reserve requirements of the Board of Governors of the Federal Reserve Bank (the "FRB"). Advance is a member of the Federal Home Loan Bank (the "FHLB") of Pittsburgh and is regulated by the OTS, and by the FDIC. As of June 30, 1996, Advance had assets of $91,852,000, deposits of $80,771,000 and equity of $6,200,000.

      In the past five years, legislation has had an impact on the operations in the financial institution industry. In 1989, the Financial Institution Reform, Recovery, and Enforcement Act ("FIRREA") became effective and put into place more stringent supervisory standards and higher capital requirements for the thrift industry. FIRREA established new capital requirements and strengthened OTS' enforcement powers. These capital requirements continue today under the FDIC and the FRB and include a tier one capital requirement of 4.0 percent of total assets, and a risk-based capital requirement of 8.0 percent of risk-weighted assets. OTS now has the power to assess civil money penalties and issue cease and desist orders for violations of regulations deemed unsafe and unsound practices.

      FIRREA also resulted in an increase in deposit insurance premiums which thrifts must pay to the FDIC. A plan for a one-time premium of 0.70 percent to
0.80 percent of deposits or possibly less to capitalize the SAIF does exist, and such an increase would have an adverse effect on Advance's equity and net income. Further, there has been a recent significant decrease in premiums on Bank Insurance Fund ("BIF") deposits, which has an adverse competitive impact on Advance and could affect its ability to compete effectively with BIF-insured banks for deposits. Such impact could result in a downward impact on prices of publicly traded thrift institutions.

      FIRREA's objective was strengthened when the Federal Deposit Insurance Corporation Improvement Act ("FDICIA") was passed, resulting in additional provisions relating to thrift institutions. FDICIA provided for the recapitalization of the insurance fund. FDICIA requires federally-insured financial institutions to be examined at least annually and submit independently audited financial reports based on the size of the institution. Advance meets the standards for a well capitalized institution.

      Advance is a community-oriented institution which has been principally engaged in the business of serving the financial needs of the public in its savings market area and its lending market, which extends beyond Brooke County into adjacent counties and across the Ohio River into Jefferson County. Advance has been actively and consistently involved in the origination of residential mortgage loans for the purchase and construction of one- to four-family dwellings, comprising 43.7 percent of its loan originations during the year ended June 30, 1996, and 55.2 percent of its loan originations during the fiscal year ended June 30, 1995. At June 30, 1996, 69.1 percent of its gross loans consisted of residential real estate loans on one- to four-family dwellings, not including construction loans of 2.4 percent compared to a higher 73.5 percent at June 30, 1992, with the primary source of its funds being retail deposits from residents in its local communities. The Bank is also an originator of multifamily loans, nonresidential real estate loans, commercial loans, construction loans and also offers consumer loans on an active basis. Consumer loans include automobile loans, home equity loans, education loans, secured and unsecured personal loans, and loans on savings accounts. Consumer loans represented 12.4 percent of gross loans at June 30, 1996. Nonresidential real estate loans represented a strong
10.3 percent of the Bank's total loans at June 30, 1996, multifamily loans represented 2.1 percent and commercial loans represented 3.8 percent.

      The Bank had $9.4 million, or 10.2 percent of its assets in cash and investments including FHLB stock. The Bank had an additional $537,000, or 0.6 percent of its assets, in mortgage-backed securities, with the combined total of investment securities, mortgage-backed securities and cash and cash equivalents being $10.0 million or 10.8 percent of assets. Deposits and retained earnings have been the primary sources of funds for the Bank's lending and investment activities with FHLB advances having also served as an additional source of funds.

      The management of Advance is aware of the emphasis being placed on matching the maturities of assets and liabilities and monitoring the Bank's interest rate sensitivity position and market value of portfolio equity. The Bank understands the nature of interest rate risk and the potential earnings impact during times of rapidly changing rates, either rising or falling. Advance also recognizes the need and importance of attaining a competitive net interest margin due to its more moderate levels of fee and other income.

      The Bank's gross amount of stock to be sold in the conversion will be $8,200,000 or 820,000 shares at $10 per share based on the midpoint of the appraised value, with net conversion proceeds of $7,750,000 reflecting conversion expenses of $450,000. The actual cash proceeds to the Bank of $3.9 million will represent fifty percent of the net conversion proceeds, including the ESOP of $656,000, and will be invested in mortgage loans, construction loans, and consumer loans over time, and initially invested in short term investments. The Bank may also use the proceeds to expand services, expand operations or other financial service organizations, diversification into other businesses, or for any other purposes authorized by law. The Holding Company will use its proceeds to fund the ESOP and to invest in short- and intermediate-term government securities.

      Advance has seen strong overall deposit growth over the past five fiscal years with deposits increasing a strong 36.7 percent from June 30, 1992, to June 30, 1996, or an average of 9.1 percent per year. The Bank anticipates growth to continue in the future. The Bank has focused on increasing its loan portfolio during the past five years, decreasing its level of investments, decreasing its mortgage-backed securities, reducing nonperforming assets to assets, monitoring its earnings and increasing its capital to assets ratio. Equity to assets increased from 5.30 percent of assets at June 30, 1992, to 6.75 percent at June 30, 1996.

      Advance's primary lending strategy has been to originate and retain both adjustable-rate and fixed-rate residential mortgage loans with emphasis on adjustable-rate mortgage loans and also on consumer loans.

      Advance's share of one- to four-family mortgage loans has decreased moderately from 73.5 percent of gross loans at June 30, 1992, to 69.1 percent as of June 30, 1996. Construction loans decreased from 3.8 percent of gross loans at June 30, 1992, to 2.4 percent at June 30, 1996. Nonresidential real estate loans increased from 6.0 percent of gross loans at June 30, 1992, to 10.3 percent at June 30, 1996. Multifamily loans increased from 1.7 percent in 1992 to 2.1 percent in 1996. The decrease in one- to four-family loans was offset by the Bank's increase in nonresidential real estate loans. The

Bank's share of consumer loans witnessed a decrease from 13.6 percent at June 30, 1992, to 12.4 percent at June 30, 1996, and commercial loans increased from
1.4 percent to 3.8 percent over the same time period.

      Management's internal strategy has also included continued emphasis on maintaining an adequate and appropriate allowance for loan losses relative to loans and nonperforming assets in recognition of the more stringent requirements within the industry to establish and maintain a higher level of general valuation allowances and also in recognition of the Bank's planned increase in lending. At June 30, 1992, Advance had $119,000 in its loan loss allowance or
0.23 percent of gross loans, which increased to $325,000 and represented a higher 0.40 percent of gross loans at June 30, 1996.

      Interest income from loans and investments has been the basis of earnings with the net interest margin being the key determinant of net earnings. With a dependence on net interest margin for earnings, current management will focus on maintaining the Bank's net interest margin without undertaking excessive credit risk and will not pursue any significant change in its interest rate risk position.

PERFORMANCE OVERVIEW

      Advance's financial position over the past five fiscal years of June 30, 1992, through June 30, 1996, is highlighted through the use of selected financial data in Exhibit 5. Advance has focused on strengthening its equity position, controlling its overhead ratio, increasing its savings and loan levels, and maintaining its net interest margin. Advance has experienced a strong rise in assets from 1992 to 1996 and a smaller but still strong rate of increase in deposits with a greater than average increase in equity over the past five fiscal years. Due to the strong growth, the resultant impact has been a moderate increase in the Bank's equity to assets ratio from 1992 to 1996.

      Advance witnessed a total increase in assets of $27.5 million or 42.7 percent for the period of June 30, 1992, to June 30, 1996, representing an average annual increase in assets of 10.7 percent. For the year ended June 30, 1996, assets increased $8.1 million or 9.7 percent. Of those fiscal periods, the Bank experienced its largest dollar rise in assets of $12.7 million in fiscal year 1994, which represented a 19.1 percent increase in assets funded by a rise in deposits and increase in FHLB advances. The increase in assets was succeeded by a $4.8 million or 6.1 percent increase in assets in fiscal year 1995 and a
10.7 percent increase in 1996.

      The Bank's net loan portfolio, including mortgage loans and non-mortgage loans, increased from $50.0 million at June 30, 1992, to $77.6 million at June 30, 1996, and represented a total increase of $27.6 million, or 55.2 percent. The average annual increase during that period was 13.8 percent. That increase was the result of high levels of loan originations of both mortgage loans and consumer loans. For the year ended June 30, 1996, loans increased $4.5 million or 6.2 percent.

      Advance has pursued obtaining funds through deposit growth in accordance with the demand for loans, and has also made use of FHLB advances during the past. The Bank's competitive rates for savings in its local market in conjunction with its focus on services have been the sources of retail deposits. Deposits witnessed a minimal increase from 1992 to 1993, followed by strong increases in fiscal years 1994 and 1995 and a moderate increase in 1996, with an average annual rate of increase of 9.1 percent from June 30, 1992, to June 30, 1996. The Bank's strongest fiscal year deposit growth was in fiscal year 1994, when deposits increased $7.9 million or
13.4 percent.

      Advance has been able to increase its equity each fiscal year from 1992 through 1996. At June 30, 1992, the Bank had equity (GAAP basis) of $3.4 million representing a 5.30 percent equity to assets ratio, increasing to $6.2 million at June 30, 1996, and representing a 6.75 percent equity to assets ratio. The rise in the equity to assets ratio is the result of the Bank's stronger earnings performance in 1993 through 1995 with the impact reduced by a strong rise in assets. Equity increased 81.7 percent from June 30, 1992, to June 30, 1996, representing an average annual increase of 20.4 percent.

INCOME AND EXPENSE

      Exhibit 6 presents selected operating data for Advance, reflecting the Bank's income and expense trends. This table provides selected audited income and expense figures in dollars for the fiscal years of 1992 through 1996.

      Advance has witnessed an increase in its dollar level of interest income from June 30, 1992, through June 30, 1996, ranging from a high of $6.6 million in 1996 to a low of $5.2 million in 1993, with a total increase of 23.8 percent, or an average increase of 5.9 percent per year. This overall trend was a combination of a minimal decrease from 1992 to 1993 followed by a moderate increase from 1993 to 1996. In fiscal year 1996, interest income increased $683,000, or 11.5 percent to $6.6 million. The overall increase in interest income was due primarily to the Bank's increase in loan volume.

      The Bank's interest expense experienced a declining trend from fiscal year 1992 to 1994, followed by strong increases in 1995 and 1996. Interest expense decreased $978,000, or 28.5 percent, from 1992 to 1994, compared to an increase in interest income of $42,000, or 0.8 percent, for the same time period. Interest expense then increased $685,000 or 27.8 percent from 1994 to 1995, compared to an increase in interest income of $657,000 or 20.9 percent. Such increase in interest income, was more than offset by the increase in interest expense and resulted in a decrease in annual net interest income to $2,783,000 for the fiscal year ended June 30, 1995, and a decrease in net interest margin.
 For the year ended June 30, 1996, interest expense increased $657,000 or 20.9 percent compared to an increase in interest income of a larger $683,000 or 11.5 percent and resulting in an increase in net interest income.

      The Bank has made provisions for loan losses in each of the past five fiscal years of 1992 through 1996. The amounts of those provisions were determined in recognition of the Bank's level of loan originations, nonperforming assets, charge-offs, repossessed assets and current industry norms. The loan loss provisions were $37,000 in 1992,

$23,000 in 1993,  $57,000 in 1994,  $48,000 in 1995 and  $263,000  in 1996.  The
impact of these loan loss provisions has been to provide Advance with a general valuation allowance of $325,000 at June 30, 1996, or 0.40 percent of gross loans and 73.5 percent of nonperforming assets.

      Total other income or noninterest income indicated an overall rising trend from fiscal year 1993 to 1996. The highest level of noninterest income was in fiscal year 1992 at $304,000 or 0.47 percent of assets and the lowest level at $218,000 was in 1993, representing 0.33 percent of assets. The average noninterest income level for the past five fiscal years was $256,400 or 0.33 percent of average assets. In 1996, noninterest income was $294,00 or 0.32 percent of assets. Noninterest income consists primarily of service charges on deposit accounts.

      The Bank's general and administrative expenses or noninterest expenses increased from $1,511,000 for the fiscal year of 1992 to $2,146,000 for the fiscal year ended June 30, 1996. The dollar increase in noninterest expenses was $635,000 from 1992 to 1996, representing an average annual increase of $158,750 or 8.8 percent. The average annual increase in other expenses was due to the Bank's normal rise in overhead expenses. On a percent of assets basis, operating expenses decreased from 2.35 percent of assets for the fiscal year ended June 30, 1992, to 2.34 percent for the fiscal year ended June 30, 1996, which was similar to current industry averages of approximately 2.35 percent.

      The net earnings position of Advance has indicated profitable performance in each of the past five fiscal years ended June 30, 1992 through 1996. The annual net income figures for the past five fiscal years of 1992, 1993, 1994, 1995 and 1996 have been $436,000, $729,000, $856,000, $715,000, and $417,000, representing returns on average assets of 0.69 percent, 1.09 percent, 1.22 percent, .89 percent, and .48 percent, respectively. The average return on assets for the past five fiscal years was .87 percent.

      Exhibit 7 provides the Bank's normalized earnings or core earnings for fiscal years 1994 to 1996. The Bank's normalized earnings eliminate any nonrecurring income and expense items. There were no income or expense adjustments in fiscal years 1994, 1995 or 1996.

      The key performance indicators comprised of selected operating ratios, asset quality ratios and capital ratios are shown in Exhibit 8 to reflect the results of performance. The Bank's return on assets increased from .69 percent in fiscal year 1992 to its highest level of 1.22 percent in fiscal year 1994, decreasing to .89 percent in fiscal year 1995, and then down to 0.48 percent in 1996.

      The Bank's average net interest rate spread strengthened from 2.95 percent in fiscal year 1992 to 3.74 percent in fiscal year 1993, then increased in 1994 to 4.18 percent followed by decreases in 1995 and 1996 to 3.13 percent. The Bank's net interest margin indicated a similar trend, increasing from 3.15 percent in fiscal year 1992, to 4.33 percent in fiscal year 1994, then decreasing to 3.59 percent in fiscal 1995, and then decreasing to 3.36 percent for the year ended June 30, 1996. Advance's net interest rate spread increased 79 basis points in 1993 to 3.74 percent from 2.95 percent in 1992, and then increased 44 basis points in 1994 to 4.18 percent as the result of a decrease in cost of funds. Net interest rate spread then decreased 80 basis points to 3.38 percent for fiscal year 1995 and decreased another 25 basis points to 3.13 percent for the fiscal year ended June 30, 1996. The Bank's net interest margin followed a similar trend, increasing 81 basis points to 3.96 percent in 1993 and then increasing 37 basis points to 4.33 percent in 1994. Net interest margin decreased 74 basis points to 3.59 percent in 1995 and continued to decrease by 20 basis points to 3.39 percent in 1996.

      The Bank's return on average equity increased from 1992 to 1993, but decreased in 1993 through 1995. The return on average equity increased from
13.81 percent in 1992 to 19.48 percent in fiscal year 1993, and then went down to 18.05 percent in fiscal year 1994. The return on equity then decreased to
12.84 percent in fiscal year 1995, and decreased further to 6.77 percent for the fiscal year ended June 30, 1996.

      The Bank's ratio of net interest income after provision for loan losses to total other expenses. This ratio reflects an institution's ability to maintain its net interest income relative to noninterest expenses. The Bank's ratio of net interest income after provision for loan losses to noninterest expenses was
103.6 percent in 1992 and was a slightly higher 105.0 percent in 1996. Another key noninterest expense ratio reflecting efficiency of operation is the ratio of noninterest expenses to net interest income and other income referred to as the "efficiency ratio". The industry norm is 60.0 percent. The Bank has been characterized with a higher ratio which was 69.2 percent in 1996.

      Earnings performance can be affected by an institution's asset quality position. The ratio of nonperforming assets to total assets is a key indicator of asset quality. Advance has witnessed a minimal change in its nonperforming asset ratio from 1992 to 1996. Nonperforming assets consist of loans delinquent 90 days or more, nonaccruing loans and repossessed assets. The ratio of nonperforming assets to total assets was 0.64 percent at June 30, 1992, and decreased to 0.41 percent at June 30, 1993. The ratio then increased to 0.63 percent in 1994, up to 0.69 percent in 1995 and down to 0.48 percent in 1996. The Bank's allowance for loan losses was a modest 28.81 percent of nonperforming assets at June 30, 1992, and was a higher 73.53 percent at June 30, 1996. As a percentage of loans, Advance's allowance for loan losses decreased to 0.30 percent in 1993, increased to 0.65 percent in 1994, decreased to 0.33 percent in 1995 and increased to 0.55 percent in 1996.

      Exhibit 9 provides the changes in net interest income due to rate and volume changes for the past two fiscal years of 1995 and 1996. In fiscal year 1995, net interest income decreased $140,000, due to an increase in interest expense of $685,000 partially offset by a $545,000 increase in interest income. The increase in interest income was due to an increase due to a change in volume of $799,000 reduced by a decrease due to change in rate of $254,000. The increase in interest expense was due to an increase due to rate of $292,000 accented by an increase due to a change in volume of $393,000.

      In fiscal year 1996, net interest income increased $26,000, due to a $657,000 increase in interest expense more than offset by a $683,000 increase in interest income. The increase in interest income was due to a $486,000 increase due to volume accented by a $197,000 increase due to rate. The increase in interest expense was due to a $275,000 increase due to volume accented by a $382,000 increase due to rate.

YIELDS AND COSTS

      The overview of yield and cost trends for the years ended June 30, 1994 to 1996, and at June 30, 1996, can be seen in Exhibit 10, which offers a summary of key yields on interest-earning assets and costs of interest-bearing liabilities.

      Advance's weighted average yield on its loan portfolio decreased only 6 basis points from fiscal year 1994 to 1996, from 8.15 percent to 8.09 percent. The yield on mortgage-backed securities increased 85 basis points from fiscal year 1994 to 1996 from 8.11 percent to 8.96 percent. The yield on investment securities decreased 46 basis points from 6.14 percent in 1994 to 5.68 percent in 1996. The combined weighted average yield on all interest-earning assets decreased 8 basis points to 7.90 percent from 1994 to 1996. The weighted average yield decreased another 18 basis points to 7.72 percent at June 30, 1996.

      Advance's weighted average cost of interest-bearing liabilities increased 46 basis points to 4.26 percent from fiscal year 1994 to 1995, which was greater than the Bank's 34 basis point decrease in yield, resulting in the decline in the Bank's interest rate spread of 80 basis points from 4.18 percent to 3.38 percent from 1994 to 1995. The Bank's average cost of interest-bearing liabilities continued to increase from 1995 to 1996 by 51 basis points to 4.77 percent compared to a 26 basis point increase in yield on interest-earning assets. The result was a continued decrease in the Bank's interest rate spread of 25 basis points to 3.13 percent for fiscal year 1996. The Bank's cost of funds then decreased 19 basis points to 4.58 percent at June 30, 1996, compared to a 18 basis points decrease in yield resulting in a one basis point increase in interest rate spread to 3.14 percent. The Bank's net interest margin decreased 74 basis points from 4.33 percent in fiscal year 1994 to 3.59 percent in fiscal year 1995, decreasing further to 3.36 percent for the year ended June 30, 1996. The Bank's net interest margin was a similar 3.38 percent at June 30, 1996.

INTEREST RATE SENSITIVITY

      Advance has monitored its interest rate sensitivity position with an emphasis on adjustable-rate mortgage loans which make up 52.2 percent of loans and a higher 62.3 percent of one-to-four family mortgage loans. Advance is aware of the thrift industry's historically higher interest rate risk exposure in the 1980's, which caused a negative impact on earnings and market value of portfolio equity as a result of significant fluctuations in interest rates, specifically rising rates. Such exposure was due to the disparate rate of maturity and/or repricing of assets relative liabilities commonly referred to as an institution's "gap". The larger an institution's gap, the greater the risk (interest rate risk) of earnings loss due to a decrease in net interest margin and a decrease in market value of equity or portfolio loss. In response to the potential impact of interest rate volatility and negative earnings impact, many institutions have taken steps in the 1990's to minimize their gap position. This frequently results in a decline in the institution's net interest margin and overall earnings performance. The Bank has taken steps to increase its share of adjustable-rate mortgage loans, however, the Bank does have a higher level of consumer loans totaling $9.6 million which are all fixed rate but shorter term.

      The Bank measures its interest rate risk through the use of its net portfolio value ("NPV") of the expected cash flows from interest-earning assets and interest-bearing liabilities and any off-balance sheet contracts. The NPV for the Bank is calculated on a quarterly basis by the OTS as well as the change in the NPV for the Bank under rising and falling interest rates. Such changes in NPV under changing rates is reflective of the Bank's interest rate risk exposure.

      There are other factors which have a measurable influence on interest rate sensitivity. Such key factors to consider when analyzing interest rate sensitivity include loan origination activity, the loan payoff schedule, accelerated principal payments, deposit maturities, interest rate caps on adjustable-rate mortgage loans, and deposit withdrawals.

      Exhibit 11 provides the Bank's NPV as of June 30, 1996, and the change in the Bank's NPV under rising and declining interest rates. Such calculations are provided by OTS, and the focus of this exposure table is a 200 basis points change in interest rates either up or down.

      The Bank's change in its NPV at June 30, 1996, based on a rise in interest rates of 200 basis points was a 26.0 percent decrease, representing a dollar decrease in equity value of $2,232,000. In comparison, based on a decline in interest rates of 200 basis points, the Bank's NPV was estimated to increase
10.0 percent or $857,000 at June 30, 1996. The Bank's exposure at June 30, 1996, increases to a 59.0 percent decrease under a 400 basis point rise in rates, and the NPV is estimated to increase 27.0 percent based on a 400 basis point decrease in rates.

      The Bank is aware of its higher interest rate risk exposure under rapidly rising rates and strongly positive exposure under falling rates. Due to Advance's recognition of the need to control its interest rate exposure, the Bank has been more active in adjustable-rate residential mortgage loans and short term consumer loans.

LENDING ACTIVITIES

      Advance has focused its lending activity on the origination of conventional mortgage loans secured by one- to four-family dwellings. Exhibit 12 provides a summary of Advance's loan portfolio, by loan type, at June 30, 1992 through 1996.

      Residential loans secured by one- to four-family dwellings excluding residential construction loans was the primary loan type representing 69.1 percent of the Bank's gross loans as of June 30, 1996. This share has seen a decrease from 73.5 percent at June 30, 1992. The second largest real estate loan type as of June 30, 1996, was nonresidential real estate loans which comprised
10.3 percent of gross loans compared to a smaller 6.0 percent as of June 30, 1992. The nonresidential real estate loan category was also the second largest real estate loan type in 1992. The third key real estate loan type was construction loans, which represented 2.4 percent of gross loans as of June 30, 1996, compared to a larger 3.8 percent at June 30, 1992. Construction loans were also the third largest loan category in 1992. Multifamily loans were the fourth largest real estate loan type at June 30, 1996, with 2.1 percent of gross loans compared to a lower 1.7 percent in 1992 and making it the fourth largest real estate loan category in 1992. Most of the Bank's construction loans are single-family residential loans. These four real estate loan categories represented 83.8 percent of gross loans at June 30, 1996, compared to a slightly larger 85.0 percent of gross loans at June 30, 1992. Commercial loans represented 3.8 percent of gross loans at June 30, 1996, and a smaller 1.4 percent at June 30, 1992.

      The consumer loan category was the other loan type at June 30, 1996, and represented 12.4 percent of gross loans compared to a larger 13.6 percent at June 30, 1992. Consumer loans were the second largest overall loan type at June 30, 1996, and also the second largest loan type in 1992. The Bank originates savings account loans, automobile loans, education loans, home equity loans, and other secured and unsecured personal loans. The overall mix of loans has witnessed moderate change from fiscal year-end 1992 to June 30, 1996, with the Bank having increased its share of commercial loans to offset its decrease in share of consumer loans and real estate loans.

      The emphasis of Advance's lending activity is the origination of conventional mortgage loans secured by one- to four-family residences. Such residences are located in Advance's retail deposit market area of Brooke County and extending into adjacent West Virginia counties and into Jefferson County, located across the Ohio River in Ohio. The Bank also originates interim construction loans on single-family residences primarily to individual owners and to developers. At June 30, 1996, 69.1 percent of Advance's gross loans consisted of loans secured by one- to four-family residential properties, excluding construction loans. Construction loans represented another 2.4 percent of gross loans.

      The Bank originates adjustable-rate mortgage loans, ("ARMs") with adjustment/maturity periods of one, three, and five years. The interest rates on ARMs are indexed to the weekly average yield on the one year U.S. Treasury bill. The Bank does offer ARMs with initial interest rates set below the fully indexed rate. The one-year, three-year and five-year ARMs have a maximum rate adjustment of 1.0 to 2.0 percent at each adjustment period and a 6.0 to 7.0 percent maximum adjustment over the life of the loan with payments based on up to a 30 year loan term.

      The majority of ARMs have terms of 15 to 30 years, and fixed rate loans have terms of up to 30 years. The Bank retains its fixed rate loans. Historically, the majority of Advance's mortgage loans are adjustable-rate mortgage loans, which represented 53.3 percent of loans due after June 30, 1997. All of Advance's consumer loans were fixed rate.

      The original loan to value ratio for conventional mortgage loans to purchase or refinance one-to four-family dwellings generally does not exceed 80 percent at Advance, even though the Bank will grant loans with up to a 95 percent loan to value ratio, but private mortgage insurance is required for the amount in excess of 80 percent.

      Advance has also been an originator of nonresidential real estate loans, commercial loans and has been less active in multifamily loans in the past. The Bank will continue to make multifamily, commercial, and nonresidential real estate loans. The Bank had a total of $8.3 million in nonresidential real estate loans at June 30, 1996, or 10.3 percent of gross loans, compared to $3.1 million or 6.0 percent of gross loans at June 30, 1992. Commercial loans have increased from $732,000 or 1.4 percent of gross loans at June 30, 1992, to $3.1 million or
3.8 percent of gross loans at June 30, 1996. Multifamily loans have increased from $885,000 or at June 30, 1992, to $1.7 million at June 30, 1996, and their share of loans has increased from 1.7 percent to 2.1 percent over the same time period. The major portion of nonresidential real estate loans are secured by office buildings, churches, mixed residential, restaurants, retail stores and other commercial properties.

      Advance has also been active in consumer lending. Consumer loans originated consist primarily of automobile loans, home equity loans, education loans, savings account loans, and personal loans, which represented a combined total of 12.4 percent of gross loans at June 30, 1996, down from 13.6 percent in 1992. At June 30, 1996, consumer loans totaled $10.1 million.

      Exhibit 13 provides a breakdown and summary of Advance's fixed- and adjustable-rate loans, indicating a predominance of adjustable-rate loans. At June 30, 1996, 53.3 percent of the Bank's total loans due after June 30, 1997, were adjustable-rate, and 46.7 percent were fixed-rate. It is also evident that a relatively strong 54.8 percent of one- to four-family residential mortgage loans and 62.4 percent of total loans have maturities of less than 15 years.

      As indicated in Exhibit 14, Advance experienced a moderate decrease in its one-to four-family loan originations and a minimal increase in total loan originations from fiscal years 1994 to 1996. Total loan originations in fiscal year 1996 were $27.6 million compared to $26.7 million in fiscal year 1994, with fiscal year 1995 indicating a lower $23.9 million, reflective of reductions in one-to four-family loans and commercial loans. The decrease in one-to four-family residential loan originations from 1994 to 1996 constituted a $4.2 million decrease with total loan originations increasing $880,000 due to the decrease in one- to four-family and construction loans, more than offset by increases in consumer and commercial loans. Loan originations for the purchase of one- to four-family residences, including construction loans, represented
57.2 percent of total loan originations in fiscal year 1994, compared to a lesser 43.5 percent in fiscal year 1995 and a lower 33.6 percent in fiscal year 1996. Consumer loans increased their share of loan originations from 13.6 percent in 1994 to a strong 29.3 percent in 1996, and commercial loan originations increased their share from 17.5 percent in 1994 to 28.3 percent of originations in 1996. Overall, loan originations exceeded principal payments and repayments in fiscal 1994 by $12.6 million, exceeded reductions in fiscal year 1995 by $5.9 million, and exceeded reductions in fiscal 1996 by $4.5 million.

NONPERFORMING ASSETS

      Advance understands asset quality risk and the direct relationship of such risk to delinquent loans and nonperforming assets including real estate owned. The quality of assets has been a key concern to financial institutions throughout many regions of the country. A number of financial institutions have been confronted with rapid increases in their levels of nonperforming assets and have been forced to recognize significant losses, setting aside major valuation allowances. A sharp increase in nonperforming assets has often been related to specific regions of the country and has frequently been associated with higher risk loans, including purchased nonresidential real estate loans. Advance has witnessed some volatility in its nonperforming assets and has made a concerted effort to control its nonperforming assets during the past five years.

      Advance's loans delinquent 90 days or more totaled $303,000 at June 30, 1996, or 0.37 percent of gross loans, with delinquent loans of 30 to 89 days totaling $792,000 or 0.98 percent of gross loans at June 30, 1996.

      Advance reviews each loan when it becomes delinquent 60 days or more, to assess its collectibility and to initiate direct contact with the borrower. The Bank sends the borrower a late payment notice within 15 days after the payment is due. The Bank then initiates both written and oral communication with the borrower if the loan remains delinquent. When the loan becomes delinquent at least 90 days, the Bank will consider foreclosure proceedings. The Bank does not normally accrue interest on loans past due 90 days or more. Loans delinquent 90 days or more and in management's opinion not adequately secured to insure collection of the entire balance are placed on a non-accrual status, and at that point in time, the Bank may contact an attorney to pursue foreclosure procedures. Advance had no real estate owned as of June 30, 1996, but had $334,000 in real estate owned at June 30, 1995.

      Exhibit 15 provides a summary of Advance's nonperforming assets at June 30, 1992 through 1996. Nonperforming assets consist of non-accrual loans, which includes loans delinquent 90 days or more, real estate acquired in settlement of loans, and real estate owned. The Bank has historically carried a lower than average level of nonperforming assets when compared to its peer group and the thrift industry in general. Advance's level of nonperforming assets ranged from a high of $582,000 or 0.69 percent of total assets at June 30, 1995, to a low of $270,000 or 0.41 percent of assets at June 30, 1993. At June 30, 1996, nonperforming assets totaled $442,000 and represented .48 percent of total assets.

      Advance's level of nonperforming assets is higher than its level of classified assets. The Bank's level of classified assets was $20,000 or .02 percent of assets at June 30, 1996 (reference Exhibit 16). The Bank's classified assets consisted of $19,000 in substandard assets, with $1,000 in assets classified as doubtful and no assets classified as loss. The Bank also had $172,000 in assets classified as special mention.

      Exhibit 17 shows Advance's allowance for loan losses for fiscal years 1992 through 1996, indicating the activity and the resultant balances. Advance has witnessed a moderate increase in its balance of allowance for loan losses from $119,000 in 1992 to $325,000 at June 30, 1996, $37,000 in 1992, $23,000 in 1993
with provisions of $57,000 in 1994, $48,000 in fiscal 1995 and $263,000 in 1996.
The Bank had net charge-offs of $7,000 in 1992, $23,000 in 1993, $2,000 in 1994,
$24,000 in 1995, and $136,000 in 1996. The Bank's ratio of allowance for loan losses to gross loans increased from 0.23 percent at June 30, 1992, to a still moderate .40 percent at June 30, 1996, due to an increase in allowances with a significant increase in loans. Allowance for loan losses to nonperforming assets were 73.5 percent at June 30, 1996.

INVESTMENTS

      The securities portfolio of Advance has been comprised of U.S. government and federal agency securities, interest-bearing deposits in other financial institutions, money fund securities, and FHLB stock. Exhibit 18 provides a summary of Advance's investment portfolio at June 30, 1994 through 1996. Investments were $8.5 million at June 30, 1996, compared to $6.7 million at June 30, 1995, and $8.8 million at June 30, 1994. The primary component of investments at June 30, 1996, was U.S. government and federal agency securities representing 56.5 percent of investments, followed by interest-bearing deposits in other financial institutions representing 36.1 percent, for a combined total of 92.6 percent. The third key component was FHLB stock representing 6.6 percent of investment securities. The securities portfolio had a weighted average yield of 5.68 percent, and the mortgage-backed securities had a weighted average yield of 8.96 percent for fiscal year 1996. The Bank also had cash and non-interest bearing cash equivalents of $949,000 or 1.0 percent of assets at June 30, 1996.

      The Bank had mortgage-backed securities with a book value of $537,000 at June 30, 1996, which decreased from $1.1 million at June 30, 1994. Mortgage-backed securities represented a modest 0.6 percent of assets at June 30, 1996, and 1.4 percent at June 30, 1994, with such lower levels reflective of the Bank's higher share of loans.

DEPOSIT ACTIVITIES

      The mix of deposits at June 30, 1996 is provided in Exhibit 19. The Bank has a relatively strong share of transaction accounts which totaled $29.9 million at June 30, 1996, and represented 37.0 percent of total deposits. Transaction accounts include passbook/regular savings, NOW accounts, money market accounts, and non-interest bearing accounts with passbook/regular savings representing 58.1 percent of transaction accounts. Certificates of deposits represented 63.0 percent of total deposits with short term certificates of 7 to 9 months being the largest certificate category representing 24.5 percent of certificates followed by jumbo certificates representing 15.3 percent of certificates and then 11-12 month certificates representing 11.3 percent of certificates.

      Exhibit 20 shows the Bank's deposit activity for the three years ended June 30, 1994 to 1996. Advance experienced net increases in deposits in fiscal years 1994 through 1996, both including and excluding interest credited. In fiscal year 1994, there was a net increase in deposits including interest credited of $7.9 million or 13.4 percent, followed by a $7.5 million increase or
11.1 percent in 1995. In fiscal year 1996, an increase in deposits of $6.1 million resulted in a 8.1 percent increase in deposits.


BORROWINGS

      Advance has relied on retail deposits as its primary source of funds but has made use of FHLB advances during the past five fiscal years ended June 30, 1996. The Bank's balance of FHLB advances has increased from $1,350,000 or 2.1 percent of assets at June 30, 1992, to $4,376,452 at June 30, 1996, or 4.8 percent of assets.

SUBSIDIARIES

      Advance has one wholly-owned subsidiary, Advance Financial Service Corporation of West Virginia ("AFSC"), whose primary purpose is to own stock in Intrieve Corporation, the Bank's data processing company. The Bank's investment in the subsidiary was $15,000 at June 30, 1996.


OFFICE PROPERTIES

      Advance has two offices, its home office located in downtown Wellsburg and a regular branch in Follansbee, West Virginia. Advance owns its home office, which provides off-street parking, drive-in window access and ATM access and leases its branch facility (reference Exhibit 21). The Bank's net investment in its office premises, excluding furniture, fixtures and equipment, totaled $1.9 million or 2.1 percent of assets at June 30, 1996. The Bank currently plans to open a new branch office in Wintersville, Ohio, in the future and has just received regulatory approval to open such office.


MANAGEMENT

      The president, chief executive officer, and managing officer of Advance is Stephen M. Gagliardi. Mr. Gagliardi joined the Bank in 1978 and became president, chief executive officer and a director in 1983. Mr. Gagliardi is the past Director of the West Virginia Appraiser Licensing and Certification Board (reference, Exhibit 22).

II.   DESCRIPTION OF PRIMARY MARKET AREA

      Advance's primary market area includes the cities of Wellsburg and Follansbee and those outerlying communities surrounding its offices, including all of Brooke County, West Virginia ("the market area"). The Bank's home office is located in the city of Wellsburg and its branch is located in Follansbee, both located in Brooke County.

      The market area is characterized by average levels of income, a lower than average housing value and a slightly lower current unemployment rate. The market area's strongest employment categories are wholesale/retail trade, services and manufacturing with a lower level of residents employed in the finance, insurance and real estate industry category.

      Exhibit 23 provides a summary of key demographic data and trends for the market area, West Virginia and the United States for the periods of 1990, 1995, and 2000. The market area showed a decrease in population than West Virginia, while West Virginia and the United States both showed increases from 1990 to 1995. Overall, the period of 1990 to 1995 was characterized by a decrease of 1.2 percent in the market area population, which decreased from 26,992 to 26,662 residents, compared to an increase in population of 1.9 percent in West Virginia and a rise in the national population level by 5.7 percent. During the period of 1995 through 2000, population is projected to continue to decline in the market area by a small 0.5 percent, decreasing to 26,529 residents, while population is expected to increase in West Virginia by 2.0 percent, and in the United States by 5.4 percent.

      In conformance with its modestly decreasing trend in population, the market area witnessed a decrease in households (families) of 1.0 percent and 0.6 percent, from 1990 to 1995 and from 1995 to 2000, respectively, while West Virginia had increases of 1.7 percent and 1.9 percent for the same time periods. The United States continued to have the largest increases, growing by 5.6 percent from 1990 to 1995, and by 5.3 percent from

1995 to 2000. From 1990 to 1995, the market area witnessed a decline in its households from 10,131 to 10,027. By the year 2000, the market area is projected to have 9,966 households.

      The market area had higher per capita income levels than West Virginia but lower per capital income than the United States in 1990 and 1995. In 1990, the market area had an average per capita income of $11,916. West Virginia had a per capita income of $10,044, while the United States had a higher per capita income of $12,313. From 1990 to 1995, the United States had the largest percent increase in per capita income, followed by West Virginia. The market area experienced a decrease in its per capita income level of 2.9 percent to $11,573 in 1995, West Virginia had an increase in its per capita income of 4.7 percent to $10,512, while the United States had an increase in its per capita income of
33.2 percent to $16,405.

      Median household income figures for the market area were at higher levels than West Virginia or the United States for 1990. In 1990, the average median household income for the market area was $30,563. The median household income levels for West Virginia and the United States were $22,866 and $28,255, respectively. From 1990 to 1995, the market area's median household income decreased by 15.6 percent to $25,791. West Virginia witnessed a decrease of 13.4 percent to $19,826 in 1995. The United States had an increase in its median household income level by a much larger 19.0 percent to $33,610 during that same tine period. By the year 2000, the market area, West Virginia and the United States are projected to witness declines in their median household income levels to $24,375, $18,516 and $32,972, respectively.

      Exhibit 24 provides a summary of key housing data for the market area, West Virginia, and the United States. Advance's market area had a 79.1 percent rate of owner- occupancy, which was higher than the 74.1 percent owner-occupancy rate for West

Virginia and much higher than the 64.2 percent for the United States. As a result, the market area supports a lower rate of renter-occupied housing at 20.9 percent compared to 25.9 percent for West Virginia and a higher 35.8 percent for the United States.

      The market area's median housing value of $44,100 is lower than both West Virginia and the United States. West Virginia's median housing value of $47,900 is 7.9 percent higher than the market area's median housing value. The United States' $79,098 median housing value is 44.2 percent greater than that of the market area. The average median rent of the market area is surpassed by the median rent of West Virginia and the United States. The market area had a median rent of $198, which was lower than West Virginia's median rent of $221 and the United States' median rent value of $374.

      The major business source of employment by industry group, based on number of employees for the market area, West Virginia and the United States was the services industry responsible for 35.9 percent, 33.2 percent and 34.0 percent of employment in 1993 respectively (reference Exhibit 25), compared to a lower 16.1 percent in West Virginia and 19.2 percent in the United States. The manufacturing industry was the second major employer in the market area at 31.2 percent. The wholesale/retail trade group was the third major employer in the market area at 18.6 percent, compared to a much higher 28.2 percent in West Virginia and 27.5 percent in the United States. The construction group, finance, insurance and real estate group, transportation/utilities group, and the agriculture/mining group combined to provide 15.2 percent of employment in the market area, 22.4 percent of employment in West Virginia, and 19.3 percent in the United States.
      An economic indicator that pertains more directly to the banking and thrift industries is the issuance of new housing permits and permits for commercial buildings because of its direct relationship to lending activity (reference Exhibit 26). In 1991, 11 new housing permits were authorized in the market area, 2,457 in West Virginia, and 796,647 in the United States. In 1992, the issuance of new housing permits authorized decreased in the market area by 9.1 percent to 10 new permits. West Virginia and the United States witnessed positive growth rates of 22.4 percent and 20.1 percent, respectively, with 3,000 and 956,494 new housing permits authorized. In 1993, the market area and the U.S. increased their issuance of new housing permits, while West Virginia witnessed a decrease in the number of new housing permits authorized. The market area authorized 22 new permits, an increase of
120.0 percent, West Virginia authorized 2,662 new permits, a decrease of 11.5 percent, while the United States exhibited a growth of 8.6 percent with 1,038,907 new permits.

      Commercial building permits in West Virginia increased from 1991 through 1993, with a moderate increase in 1992 followed by a large increase in 1993. West Virginia increased its permit activity by 10.5 percent from 1991 to 1992 issuing commercial building permits with a value of $147 million in 1992 compared to $133 million in 1991. In 1993, West Virginia experienced a large increase of 93.9 percent in commercial building permit valuations to $285 million. In 1992, the United States witnessed a slight decline in commercial building permit valuations of 0.1 percent, from $56.9 billion in 1991 to $56.8 billion in 1992. The United States rebounded in 1993 with growth of 8.1 percent, rising to $61.43 billion in the value of new commercial building permits issued.

      The unemployment rate is another key economic indicator. Exhibit 27 shows the average unemployment rates in the market area, West Virginia, and the United States in 1994, 1995 and July, 1996. The market area has historically been characterized by a volatile rate of unemployment when compared to West Virginia and the United States. The market area had a decrease in its unemployment rate from 8.5 percent in 1994 down to 6.2 percent in 1995. West Virginia had a decrease in its unemployment rate from 8.9 percent to 7.9 percent, and the United States' unemployment rate decreased from 6.1 percent to 5.2 percent in that same time period. In July, 1996, unemployment decreased further in the market area and West Virginia but increased in the United States. The market area's unemployment decreased to 5.0 percent, compared to West Virginia at 6.5 percent, and the United States at 5.6 percent.

      Exhibit 28 provides deposit data for banks, thrifts and credit unions in Brooke County. Advance's deposit base in Brooke County was $74.7 million or
100.0 percent of the total thrift deposits, corresponding to a smaller but strong 39.4 percent share of total deposits, which totaled $189.7 million. The market area is dominated by the banking industry. Total deposits in the county were $189.7 million, with 59.3 percent of deposits held by banks, compared to a lower $74.7 million or 39.4 percent of deposits held by thrifts and $2.6 million or 1.4 percent of total deposits held by credit unions. It is evident from the size of both thrift deposits and bank deposits that Brooke County has a moderate deposit base with the Bank being the only thrift in the market area and having a relatively strong penetration for total deposits.

      Exhibit 29 provides interest rate data for each quarter for the years 1992 through 1995 and for the first two quarters of 1996. The interest rates tracked are the Prime Rate, as well as 90-Day, One-Year and Thirty-Year Treasury Bills. Interest rates experienced a declining trend in the first two quarters of 1992, but then began to rise in the second half of the year. In 1993 rates experienced slight volatility until the last two quarters, which indicated the beginning of a rising trend. This rising trend continued throughout all of 1994 and into the first quarter of 1995 with prime at 9.00 percent. However, throughout 1995, interest rates saw dramatic decreases, as the prime rate fell to its 1994 year end level of 8.50 percent. Such decrease in the prime rate continued through the first quarter of 1996 as it fell to 8.25 percent and then remained at 8.25 percent through the second quarter in 1996. Rates on T-bills, however, witnessed an increase with 30-Year Treasury Bills experiencing the largest increase.

SUMMARY

      To summarize, Advance's market area represents an area with a decreasing population base and number of households during the mid 1990s. The market area has evidenced higher per capita income and median household income compared to West Virginia but lower than the United States. The market area did have a lower median housing value and a lower average median rent level than both West Virginia and the United States. The market area currently has a lower unemployment rate than West Virginia, but historically has been characterized with a higher than normal unemployment rate. Further, the market area has a moderately competitive financial institution market dominated by banks with a total deposit base of approximately $189.7 million for all of Brooke County.

III.  COMPARABLE GROUP SELECTION

Introduction

      Integral to the valuation of Advance Financial Bancorp is the selection of an appropriate group of publicly-traded thrift institutions, hereinafter referred to as the "comparable group". This section identifies the comparable group and describes each parameter used in the selection of each institution in the group, resulting in a comparable group based on such specific and detailed parameters, current financials and recent trading prices. The various characteristics of the selected comparable group provide the primary basis for making the necessary adjustments to the Corporation's pro forma value relative to the comparable group. There is also a recognition and consideration of financial comparisons with all publicly-traded, SAIF- insured thrifts in the United States and all publicly-traded, SAIF-insured thrifts in the Midwest and Ohio.

      Exhibits 30 and 31 present Thrift Stock Prices and Pricing Ratios and Key Financial Data and Ratios, respectively, both individually and in aggregate, for the universe of 338 publicly-traded, SAIF-insured thrifts in the United States ("all thrifts"), excluding mutual holding companies, used in the selection of the comparable group and other financial comparisons. Exhibits 30 and 31 also subclassify all thrifts by region, including the 154 publicly-traded Midwest thrifts ("Midwest thrifts") and the 1 publicly-traded thrift in West Virginia ("West Virginia thrifts"), and by trading exchange. Exhibit 32 presents prices, pricing ratios and price trends for all SAIF-insured thrifts completing their conversions between January 1, 1996, and September 6, 1996.

      The selection of the comparable group was based on the establishment of both general and specific parameters using financial, operating and asset quality characteristics of Advance as determinants for defining those parameters. The determination of parameters was also based on the uniqueness of each parameter as a normal indicator of a thrift institution's operating philosophy and perspective. The parameters established and defined are considered to be both reasonable and reflective of Advance's basic operation. In as much as the comparable group must consist of at least ten institutions, the parameters relating to asset size and geographic location have been expanded as necessary in order to fulfill this requirement.


GENERAL PARAMETERS

Merger/Acquisition

      The comparable group will not include any institution that is in the process of a merger or acquisition due to the price impact of such a pending transaction. The thrift institutions that were potential comparable group candidates but were not considered due to their involvement in a merger/acquisition or a potential merger/acquisition include the following:

                 Institution                         State
                 -----------                         -----
      Financial Security Corp.                       Illinois
      Workingmens Capital Holdings                   Indiana
      Home Federal Corp.                             Maryland
      Circle Financial Corp.                         Ohio
      Seven Hills Financial Corp.                    Ohio
      Third Financial Corp.                          Ohio
      Bridgeville Savings Bank                       Pennsylvania
      Fidelity Financial Bankshares                  Virginia

      No thrift institution in Advance's city, county or market area is currently involved in merger/acquisition activity or have been recently so involved, as indicated in Exhibit 33.

Mutual Holding Companies

      The comparable group will not include any mutual holding companies. Mutual holding companies typically demonstrate higher price to book valuation ratios that are the result of their minority ownership structure that are inconsistent with those of conventional, publicly-traded institutions. Exhibit 34 presents pricing ratios and Exhibit 35 presents key financial data and ratios for all publicly-traded, SAIF-insured mutual holding companies in the United States. The following thrift institutions were potential comparable group candidates, but were not considered due to their mutual holding company form:

                 Institution                                State
                 -----------                                -----

      Webster City Federal Savings Bank, MHC                Iowa
      Leeds Federal Savings Bank, MHC                       Maryland
      Wayne Savings & Loan Co., MHC                         Ohio
      Greater Delaware Valley Savings Bank, MHC             Pennsylvania


Trading Exchange

      It is necessary that each institution in the comparable group be listed on one of the two major stock exchanges, the New York Stock Exchange or the American Stock Exchange, or traded over-the-counter ("OTC") and listed on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). Such a listing indicates that an institution's stock has demonstrated trading activity and is responsive to normal market conditions, which are requirements for listing. Of the 356 publicly-traded, SAIF-insured institutions, including 18 mutual holding companies, 14 are traded on the New York Stock Exchange, 17 are traded on the American Stock Exchange and 325 are listed on NASDAQ.

IPO Date

Another general parameter for the selection of the comparable group is the initial public offering ("IPO") date, which must be at least four quarterly periods prior to the trading date of September 6, 1996, used in this report, in order to insure at least four consecutive quarters of reported data as a publicly-traded institution. The resulting parameter is a required IPO date prior to March 31, 1995.


Geographic Location

      The geographic location of an institution is a key parameter due to the impact of various economic and thrift industry conditions on the performance and trading prices of thrift institution stocks. Although geographic location and asset size are the two parameters that have been developed incrementally to fulfill the comparable group requirements, the geographic location parameter has definitely eliminated regions of the United States distant to Advance, including the western states, the southwestern states and the New England states.

      The geographic location parameter consists of West Virginia, its surrounding states of Maryland, Ohio, Pennsylvania, Virginia and Kentucky, as well as the states of Illinois and Indiana, for a total of eight states. To extend the geographic parameter beyond those states could result in the selection of similar thrift institutions with regard to financial conditions and operating characteristics, but with different pricing ratios due to their geographic regions. The result could then be an unrepresentative comparable group with regard to price relative to the parameters and, therefore, an inaccurate value.

Asset Size

      Asset size was another key parameter used in the selection of the comparable group. The maximum total assets for any comparable group institution considered was $350 million, due to the typically different operating strategies, expansion capabilities, liquidity of stock and acquisition appeal of larger institutions when compared to Advance, with assets of approximately $92 million. Such an asset size parameter was necessary to obtain a comparable group of at least ten institutions.

      In connection with asset size, we did not consider the number of offices or branches in selecting or eliminating candidates since this characteristic is directly related to operating expenses, which are recognized as an operating performance parameter.


SUMMARY

      Exhibits 36 and 37 show the 47 institutions considered as comparable group candidates after applying the general parameters, with the shaded lines denoting the institutions ultimately selected for the comparable group using the balance sheet, performance and asset quality parameters established in this section.

BALANCE SHEET PARAMETERS

Introduction

      The balance sheet parameters focused on seven balance sheet ratios as determinants for selecting a comparable group, as presented in Exhibit 36. The balance sheet ratios consist of the following:

          1.    Cash and Investments/Assets
          2.    Mortgage-Backed Securities/Assets
          3.    One- to Four-Family Loans/Assets
          4.    Total Net Loans/Assets
          5.    Total Net Loans and Mortgage-Backed Securities/Assets
          6.    Borrowed Funds/Assets
          7.    Equity/Assets

      The parameters enable the identification and elimination of thrift institutions that are distinctly and functionally different from Advance with regard to asset mix. The balance sheet parameters also distinguish institutions with a significantly different capital position from Advance. The ratio of deposits to assets was not used as a parameter as it is directly related to and affected by an institution's equity and borrowed funds ratios, which are separate parameters.


Cash and Investments to Assets

      Advance's level of cash and investments to assets was 9.7 percent at June 30, 1996, and reflects the Bank's level of investments lower than national and regional averages. The Bank's investments consist primarily of U. S. government and federal agency securities and deposits in other institutions. During its last five fiscal years, Advance's ratio of cash and investments to assets has averaged 11.0 percent, from a high of 13.8 percent at June 30, 1992, to a low of
8.3 percent in fiscal year 1995. It should be noted that Federal Home

Loan Bank stock is not included in cash and investments, but rather is part of other assets in order to be consistent with reporting requirements and sources of statistical and comparative analysis.

      The parameter range for cash and investments is broad due to the volatility of this parameter and to prevent the elimination of otherwise good potential comparable group candidates. The range has been defined as 4.0 percent of assets to 40.0 of assets, with a midpoint of 22.0 percent.


Mortgage-Backed Securities to Assets

      At June 30, 1996, Advance's ratio of mortgage-backed securities to assets was a minimal 0.6 percent, much lower than both the regional average of 10.3 percent and the national average of 13.7 percent. Inasmuch as many institutions purchase mortgage-backed securities as an alternative to lending relative to cyclical loan demand and prevailing interest rates, this parameter is moderately broad at 25.0 percent or less of assets and a midpoint of 12.5 percent.


One- to Four-Family Loans to Assets

      Advance's lending activity is focused on the origination of residential mortgage loans secured by one- to four-family dwellings. One- to four-family loans, not including construction loans, represented 57.7 percent of the Bank's assets at June 30, 1996, which is similar to industry averages. The parameter for this characteristic requires any comparable group institution to have from
40.0 percent to 70.0 percent of its assets in one- to four-family loans with a midpoint of 55.0 percent.

Total Net Loans to Assets

      At June 30, 1996, Advance had a ratio of total net loans to assets of 85.9 percent and a consistent five fiscal year average of 83.4 percent, which is moderately higher than the national and regional averages of 67.3 percent and
68.0 percent, respectively. The parameter for the selection of the comparable group is from 50.0 percent to 95.0 percent with a midpoint of 72.5 percent. The wider range is simply due to the fact that, as the referenced national and regional averages indicate, many larger institutions purchase a greater volume of investment securities and/or mortgage-backed securities as a cyclical alternative to lending, but may otherwise be similar to Advance.


Total Net Loans and Mortgage-Backed Securities to Assets

      As discussed previously, Advance's shares of mortgage-backed securities to assets and total net loans to assets were 9.7 percent and 85.9 percent, respectively, for a combined share of 86.6 percent. Recognizing the industry and regional ratios of 13.7 percent and 10.3 percent, respectively, of mortgage-backed securities to assets, the parameter range for the comparable group in this category is 60.0 percent to 97.0 percent, with a midpoint of 78.5 percent.


Borrowed Funds to Assets

      Advance had FHLB advances of $4.4 million or 4.8 percent of total assets at June 30, 1996, which was higher than its balance of $2.8 million or 3.3 percent of total assets at June 30, 1995. At the end of fiscal years 1992, 1993 and 1994, the Bank indicated advances of $1.4 million, $2.4 million and $6.2 million, respectively, resulting in a five year average of 4.3 percent. The use of borrowed funds by some thrift institutions indicates an alternative to retail deposits and may provide a source of term funds for lending. The federal insurance premium on deposits has also increased the attractiveness of borrowed funds.

      The public demand for longer term funds increased in 1995 and the first half of 1996 due to the higher cost of deposits. The result was competitive rates on longer term Federal Home Loan Bank advances, and an increase in borrowed funds by many institutions as an alternative to higher cost, long term certificates. The ratio of borrowed funds to assets, therefore, does not typically indicate higher risk or more aggressive lending, but primarily an alternative to retail deposits.

      The range of borrowed funds to assets is 30.0 percent or less with a midpoint of 15.0 percent, similar to the national average of 13.2 percent.


Equity to Assets

      Advance's equity to assets ratio as of June 30, 1996, was 6.75 percent. After conversion, based on the midpoint value of $8,200,000 and net proceeds to the Bank of approximately $3.9 million, Advance's equity is projected to stabilize in the area of 10.5 percent. Based on those equity ratios, we have defined the equity ratio parameter to be 5.0 percent to 18.0 percent with a midpoint ratio of 11.5 percent.

PERFORMANCE PARAMETERS

Introduction

      Exhibit 37 presents five parameters identified as key indicators of Advance's earnings performance and the basis for such performance. The primary performance indicator is the Bank's return on average assets ("ROAA"). The second performance indicator is the Bank's return on average equity ("ROAE"). To measure the Bank's ability to generate net interest income, we have used net interest margin. The supplemental source of income for the Bank is noninterest income, and the parameter used to measure this factor is noninterest income to assets. The final performance indicator that has been identified is the Bank's ratio of operating expenses, also referred to as noninterest expenses, to assets, a key factor in distinguishing different types of operations, particularly institutions that are aggressive in secondary market activities, which often results in much higher operating costs and overhead ratios.


Return on Average Assets

      The key performance  parameter is the ROAA. Advance's most recent ROAA was
0.48 percent for the twelve months ended June 30, 1996, based on net earnings after taxes and an identical 0.48 percent based on core earnings after taxes, as detailed in Item I of this report and presented in Exhibit 7. The Bank's ROAA over the past five fiscal years, based on net earnings, has ranged from a low of
0.48  percent in 1996 to a high of 1.22  percent in 1994 with an average ROAA of
0.87 percent. ROAA has declined steadily since June 30, 1994. For the four quarters following conversion in late 1996, Advance's ROAA is projected to range between 0.55 percent and 0.70 percent.

      Considering the historical, current and projected earnings performance of Advance, the range for the ROAA parameter based on net income has been defined as 0.45 percent to a high of 0.95 percent with a midpoint of 0.70 percent.

Return on Average Equity

      The ROAE has been used as a secondary parameter to eliminate any institutions with an unusually high or low ROAE that is inconsistent with the Bank's position. This parameter does not provide as much meaning for a newly converted thrift institution as it does for established stock institutions, due to the newness of the capital structure of the newly converted thrift and the inability to accurately reflect a mature ROAE for the newly converted thrift relative to other stock institutions.

      The consolidated ROAE for the Bank and the Corporation on a pro forma basis at the time of conversion will be 4.33 percent based on the midpoint valuation. Prior to conversion, the Bank's ROAE was 6.77 percent for the twelve months ended June 30, 1996, based on net income, with a five year average net ROAE of 14.19 percent. The parameter range for the comparable group, based on net income, is from 3.0 percent to 15.0 percent with a midpoint of 9.0 percent.


Net Interest Margin

      Advance had a net interest margin of 3.36 percent based on the twelve months ended June 30, 1996, indicating a declining trend since June 30, 1994. The Bank's range of net interest margin for the past five fiscal years has been from a low of 3.15 percent in 1992 to a high of 4.33 percent in 1994 with an average of 3.68 percent.

      The parameter range for the selection of the comparable group is from a low of 2.50 percent to a high of 4.00 percent with a midpoint of 3.25 percent.

Operating Expenses to Assets

      Advance had an average operating expense to average assets ratio of 2.48 percent for the twelve months ended June 30, 1996. Although modestly higher than industry averages, the Bank's operating expenses have been stable in recent years, ranging from a low of 2.33 percent in fiscal year 1995 to a high of 2.49 percent in fiscal year 1993, with an average of 2.42 percent. The thrift industry average was 2.29 percent at June 30, 1996.

      The operating expense to assets parameter for the selection of the comparable group is from a low of 1.75 percent to a high of 3.00 percent with a midpoint of 2.38 percent.


Noninterest Income to Assets

      Advance has experienced a somewhat lower than average dependence on noninterest income as a source of additional income. The Bank's noninterest income to average assets was 0.34 percent for the twelve months ended June 30, 1996, which is below the industry average of 0.44 percent for that period. Advance's noninterest income for the past five fiscal years has fluctuated from a high of 0.47 percent of average assets in fiscal year 1992 to a low of 0.29 percent of assets in fiscal year 1995 with an average ratio of 0.35 percent.

      The range for this parameter for the selection of the comparable  group is
0.60 percent or less of average assets with a midpoint of 0.30 percent, lower than the national average of 0.44 percent.

ASSET QUALITY PARAMETERS

Introduction

      The final set of financial parameters used in the selection of the comparable group are asset quality parameters, also shown in Exhibit 37. The purpose of these parameters is to insure that any thrift institution in the comparable group has an asset quality position reasonably similar to that of Advance. The three defined asset quality parameters are the ratios of nonperforming assets to total assets, repossessed assets to total assets and loan loss reserves to total assets at the end of the most recent period.


Nonperforming Assets to Assets Ratio

      Advance's ratio of nonperforming assets to assets was 0.48 percent at June 30, 1996, which is lower than the national average of 1.20 percent, lower than the Midwest regional average of 0.56 percent and lower than to its ratio of 0.69 percent at June 30, 1995. For the five fiscal years ended June 30, 1992 to 1996, the Bank's ratio fluctuated considerably, from a high of 0.69 percent at June 30, 1995, to a low of 0.41 percent at June 30, 1993, with a five year average of
0.57 percent.

      The parameter range for nonperforming assets to assets has been defined as
1.00 percent of assets or less with a midpoint of 0.50 percent.


Repossessed Assets to Assets

      Advance was absent repossessed assets at June 30, 1996, but had a ratio of repossessed assets to total assets of 0.40 percent at June 30, 1995. For its five most recent fiscal years, the Bank had ratios of repossessed assets ranging from a high of 0.40 percent at June 30, 1995, to a low of zero at the end of fiscal year 1996, with a five fiscal year average of 0.21 percent. National and regional averages were 0.65 percent and
0.47 percent, respectively, at June 30, 1996.

      The range for the repossessed assets to total assets parameter is 0.60 percent of assets or less with a midpoint of 0.30 percent.


Loans Loss Reserves to Assets

      Advance had a loan loss reserve or allowance for loan losses of $325,000, representing a loan loss allowance to total assets ratio of 0.35 percent at June 30, 1996, which is higher than to its ratio of 0.24 percent at June 30, 1995, reflecting a larger provision for loan losses taken in fiscal year 1996. For its last five fiscal years, the Bank's loan loss reserve averaged 0.23 percent of assets.

      The loan loss allowance to assets parameter range used for the selection of the comparable group focused on a minimum required ratio of 0.15 percent of assets.


THE COMPARABLE GROUP

      With the application of the parameters previously identified and applied, the final comparable group represents ten institutions identified in Exhibits 38, 39 and 40. The comparable group institutions range in size from $76.4 million to $332.5 million with an average asset size of $217.8 million and have an average of 4.6 offices per institution compared to Advance with assets of $91.9 million and two offices. Two of the comparable group institutions were converted in 1988, one in 1990, three in 1993 and four in 1994.

      Exhibit 41 presents a comparison of Advance's market area demographic data with that of each of the institutions in the comparable group.

SUMMARY OF COMPARABLE GROUP INSTITUTIONS

      Enterprise Federal Bancorp, Lockland, Ohio, is the holding company for Enterprise Federal Savings Bank, which operates five offices in the Cincinnati, Ohio, area. With assets of $213.9 million and equity of $31.6 million, Enterprise reported an ROAA of 0.92 percent and an ROAE of 5.39 percent for its most recent four quarters.

      Equitable Federal Savings Bank, Wheaton, Maryland, is a federally chartered stock savings bank, operating four branches and serving Montgomery and Prince George's Counties, Maryland. With current assets of $267.8 million and equity of $14.2 million, the Bank reported an ROAA of 0.78 percent and an ROAE of 14.98 percent for its most recent four quarters.

      First Financial Bancorp, Inc., Belvidere, Illinois, is the holding company for First Federal Savings Bank of Belvidere. The Bank serves Boone and Winnebago Counties in Illinois with two full service offices in Belvidere and a loan origination office in Rockford, Illinois. The Bank has assets of $94.5 million and equity of $7.8 million, and reported an ROAA of 0.68 percent for its most recent four quarters.

      First Franklin Corporation, Cincinnati, Ohio, is the holding company of Franklin Savings & Loan Company which operates seven branches in the Greater Cincinnati Metropolitan Area, all in Hamilton County. The Company has assets of $216.5 million and equity of $20.3 million. For its most recent four quarters, the Company reported an ROAA of 0.62 percent and an ROAE of 6.56 percent.

      Glenway Financial Corp., Cincinnati, Ohio, is the holding company for Centennial Savings Bank, which serves the Hamilton County and Greater Cincinnati market area from its six full service offices. The Bank currently has total assets of $273.8 million and total equity of $26.5 million, and reported an ROAA of 0.56 percent and an ROAE of 5.82 percent for its most recent four quarters..

      Harvest Home Financial Corporation, Cincinnati, Ohio, is the holding company for Harvest Home Savings Bank, which operates three offices serving the Greater Cincinnati area. The Bank had assets of 76.4 million and equity of 12.7 million at the end of its most recent quarter, and reported an ROAA of 0.75 percent for its trailing four quarters.

      MFB Corp.,  Mishawaka,  Indiana,  is the  holding  company  for  Mishawaka
Federal Savings. Mishawaka Federal operates four offices in Mishawaka and surrounding St. Joseph County. As of the most recent quarter, Mishawaka Federal had total assets of $210.6 million, and total equity of $37.7 million. For the most recent four quarters, Mishawaka Federal reported an ROAA of 0.73 percent.

      OHSL Financial Corp., Cincinnati, Ohio, is the holding company for Oak Hills Savings and Loan Company, F.A. The Company's headquarters and three offices are all in Hamilton County, and serve the Greater Cincinnati Metropolitan Area. The Company currently has total assets of $209.0 million and equity of $25.4 million, and reported an ROAA of 0.95 percent and an ROAE of
7.55 percent for its most recent four quarters..

      Western Ohio Financial Corporation, Springfield, Ohio, is the holding company for Springfield Federal Savings and Loan Association. The Association operates six full-service offices serving Clark and Hamilton Counties. The Association had assets of $332.5 million and equity of $55.6 million at the end of its most recent quarter and reported an ROAA of 0.89 percent and an ROAE of
3.88 percent for its trailing four quarters.

      Winton Financial Corp., Cincinnati, Ohio, is the holding for Winton Savings and Loan Company, which operates four branches in the western Hamilton County area around Cincinnati. At the end of its most recent quarter, the Company had total assets of $282.8 million and equity of $21.0 million, and reported an ROAA of 0.94 percent and an ROAE of 12.39 percent for its most recent four quarters.

IV.  ANALYSIS OF FINANCIAL PERFORMANCE

      This section reviews and compares the financial performance of Advance to all thrifts, regional thrifts, West Virginia thrifts and the ten institutions constituting Advance's comparable group, as selected and described in the previous section. The comparative analysis focuses on financial condition, earning performance and pertinent ratios as presented in Exhibits 42 through 47.

      As presented in Exhibits 42 and 43, at June 30, 1996, Advance's total equity of 6.75 percent of assets was lower than the 11.84 percent for the comparable group, the 13.10 for all thrifts, the 14.69 percent ratio for Midwest thrifts, and the 12.01 percent ratio for West Virginia thrifts. The Bank had a
85.94 percent share of net loans in its asset mix, higher than the comparable group at 70.07 percent, and also higher than all thrifts at 67.29 percent and Midwest thrifts at 67.95 percent and considerably higher than West Virginia thrifts at 38.07 percent. Advance's share of net loans, higher than industry averages, is primarily the result of its lower levels of cash and investments and mortgage-backed securities of 9.67 percent 0.58 percent, respectively. The comparable group had a higher 11.97 percent share of mortgage-backed securities, and also a higher 12.94 percent share of cash and investments. All thrifts had
13.73 percent of assets in mortgage-backed securities and 15.09 percent in cash and investments. Advance's share of deposits of 87.93 percent of assets was higher than the comparable group, and also higher than the three geographic categories, reflecting the Bank's lower 5.21 percent share of FHLB advances. The comparable group had deposits of 74.34 percent and borrowings of 12.93 percent. All thrifts averaged a 72.25 percent share of deposits and 13.16 percent of borrowed funds, while Midwest thrifts had a 71.03 percent share of deposits and an 13.07 percent share of borrowed funds. West Virginia thrifts averaged a 71.82 percent share of deposits and a 15.46 percent share of borrowed funds. Advance was absent goodwill and other intangibles, compared to 0.15 percent for the comparable group, 0.32 percent for all thrifts, 0.15 percent for Midwest thrifts and 0.62 percent for West Virginia thrifts.

      Operating performance indicators are summarized in Exhibits 44 and 45 and provide a synopsis of key sources of income and key expense items for Advance in comparison to the comparable group, all thrifts, and regional thrifts for the trailing four quarters.

      As shown in Exhibit 46, for the twelve months ended June 30, 1996, Advance had a yield on average interest-earning assets higher than the comparable group and also higher than the three geographical categories. The Bank's yield on interest-earning assets was 7.90 percent compared to the comparable group at
7.53 percent, all thrifts at 7.73 percent, Midwest thrifts at 7.70 percent and West Virginia thrifts at 7.53 percent.

      The Bank's cost of funds for the twelve months ended June 30, 1996, was lower than the comparable group and two of the three geographical categories. Advance had an average cost of interest-bearing liabilities of 4.77 percent compared to 5.06 percent for the comparable group, 4.92 percent for all thrifts,
5.02 percent for Midwest thrifts and a lower 4.40 percent for West Virginia thrifts. The Bank's interest income and interest expense ratios resulted in an interest rate spread of 3.13 percent, which was higher than the comparable group at 2.47 percent, all thrifts at 2.80 percent and Midwest thrifts at 2.68 percent, and identical to West Virginia thrifts at 3.13 percent. Advance demonstrated a net interest margin of 3.36 percent for the twelve months ended June 30, 1996, based on average interest-earning assets, which was higher than the comparable group ratio of 3.08 percent. All thrifts averaged a similar 3.35 percent net interest margin for the trailing four quarters, as did Midwest thrifts at 3.33 percent, with West Virginia thrifts at a higher 3.69 percent.

      Advance's major source of income is interest earnings, as is evidenced by the operations ratios presented in Exhibit 45. The Bank made a $263,000 provision for loan losses during the twelve months ended June 30, 1996, representing 0.30 percent of average assets. Such a provision reflects the Bank's objective to strengthen its reserves for loan losses as it increases its level of higher risk consumer loans following conversion and to be more similar to industry norms with regard to its ratio of general valuation allowance to loans. The comparable group indicated a provision representing 0.02 percent of assets, with all thrifts at 0.12 percent, Midwest thrifts at 0.08 percent and West Virginia thrifts at 0.03 percent.

      The Bank's non-interest income was $294,000 or 0.34 percent of average assets for the twelve months ended June 30, 1996. Such non-interest income was higher than the comparable group at 0.20 percent and West Virginia thrifts at
0.19 percent,  but lower than all thrifts at 0.44 percent and Midwest thrifts at
0.40 percent. For the twelve months ended June 30, 1996, Advance's operating expense ratio was 2.48 percent, higher than the comparable group and the three geographical averages. The comparable group's operating expense ratio was 2.14 percent, while all thrifts averaged 2.29 percent, Midwest thrifts averaged 2.20 percent and West Virginia thrifts averaged 2.18 percent.

      The overall impact of Advance's income and expense ratios is reflected in the Bank's net income and return on assets. For the twelve months ended June 30, 1996, the Bank had an ROAA of 0.48 percent based on net income and an almost identical ROAA of 0.47 percent based core income. For its most recent four quarters, the comparable group had a higher net ROAA of 0.78 percent, and also a higher ROAA of 0.69 percent based on core income. All thrifts also averaged a higher net ROAA of 0.88 percent, while Midwest thrifts and West Virginia thrifts averaged a lower 0.93 percent and 1.00 percent, respectively. All thrifts indicated a core ROAA of 0.81 percent, while Midwest thrifts and West Virginia thrifts averaged a core ROAA of 0.87 percent and 1.00 percent, respectively, both of which were higher than the core ROAA of Advance.

V.   MARKET VALUE ADJUSTMENTS

      This is a conclusive section where adjustments are made to determine the pro forma market value or appraised value of the Corporation based on a comparison of Advance with the comparable group. These adjustments will take into consideration such key items as earnings performance, market area, financial condition, dividend payments, subscription interest, liquidity of the stock to be issued, management, and market conditions or marketing of the issue. It must be noted, however, that all of the institutions in the comparable group have their differences, and as a result, such adjustments become necessary.


EARNINGS PERFORMANCE

      In analyzing earnings performance, consideration was given to the level of net interest income, the level and volatility of interest income and interest expense relative to changes in market area conditions and to changes in overall interest rates, the quality of assets as it relates to the presence of problem assets which may result in adjustments to earnings, the level of current and historical classified assets and real estate owned, the level of valuation allowances to support any problem assets or nonperforming assets, the level and volatility of non-interest income, and the level of non-interest expenses.

      As discussed earlier, the Bank's historical business philosophy has focused on maintaining its net interest income, further reducing its current ratio of nonperforming assets, increasing its level of interest sensitive assets relative to interest sensitive liabilities and thereby improving its sensitivity measure and its overall interest rate risk, maintaining an adequate level of general valuation allowances to reduce the impact of any unforeseen losses, and closely monitoring and improving its level of overhead expenses. The Bank's current philosophy will continue to focus on maintaining its net interest spread and net interest margin, reducing its overhead expenses, increasing its net income and return on assets, generating additional non-interest income, and increasing its level of interest sensitive assets relative to interest sensitive liabilities.

      Earnings are often related to an institution's ability to generate loans. The Bank was an active and consistent originator of mortgage and non-mortgage loans in fiscal years 1994 to 1996. During the twelve months ended June 30, 1996, originations exceeded those in fiscal year 1995 by 15.3 percent, with the increases in the categories of non-residential real estate loans, commercial loans and consumer loans. Originations during the twelve months ended June 30, 1996, were approximately $25.6 million compared to $23.9 million in fiscal year 1995 and a similar $26.7 million in fiscal year 1994.

      Notwithstanding a moderate increase in principal repayment levels from fiscal year 1994 to fiscal year 1995 and also from fiscal year 1995 to fiscal year 1996, the Bank experienced a net increase of $12.4 million in its outstanding loans during that period. The Bank's focus has historically been on the origination of one- to four-family mortgage loans, but in fiscal years 1995 and 1996, non-mortgage loans, consisting of commercial and consumer loans, exceeded one- to four-family loans. In fiscal year 1994, one- to four-family loans constituted 39.3 percent of originations, with that loan category decreasing to 30.1 percent and 22.9 percent in fiscal years 1995 and 1996, respectively. Non-mortgage loans constituted 31.1 percent, 50.7 percent and 57.6 percent of loan originations in fiscal years 1994, 1995 and 1996, respectively. During those three years, construction loan originations declined modestly from
17.9 percent to 10.7 percent, and non-residential originations remained generally constant. The impact of these primary lending efforts has been to generate a yield on average interest-earning assets of 7.90 percent for Advance for the twelve months ended June 30, 1996, compared to 7.53 percent for the comparable group, 7.73 percent for all thrifts and 7.70 for Midwest thrifts. The Bank's level of interest income to average assets was 7.62 percent for the twelve months ended June 30, 1996, which was modestly higher than the comparable group at 7.31 percent, all thrifts and Midwest thrifts both at 7.42 percent and West Virginia thrifts at 7.28 percent for their most recent four quarters.

      The Bank's net interest margin of 3.36 percent, based on average interest-earning assets for the twelve months ended June 30, 1996, was higher than the comparable group at 3.08 percent and similar to all thrifts at 3.35 percent. In addition to its higher yield and net interest margin, Advance's cost of interest-bearing liabilities of 4.77 percent for the twelve months ended June 30, 1996, was lower than the comparable group at 5.06 percent, and also lower than all thrifts at 4.92 percent and Midwest thrifts at 5.02 percent. Advance's net interest spread of 3.13 percent for the twelve months ended June 30, 1996, was also higher than the comparable group at 2.47 percent, all thrifts at 2.80 percent and Midwest thrifts at 2.68 percent.

      The Bank's ratio of noninterest income to assets was 0.34 percent for the twelve months ended June 30, 1996, higher than the comparable group at 0.20 percent, but lower than all thrifts at 0.44 percent and Midwest thrifts at 0.40 percent. A component of Advance's non-interest income in fiscal year 1996 was a non-recurring gain on the sale of loans in the amount of $20,000, which was the basis of the Bank's lower core income as detailed in Exhibit 7. The Bank has indicated noninterest income higher than the comparable group, but its operating expenses have also been significantly higher than the comparable group, all thrifts and Midwest thrifts. For the twelve months ended June 30, 1996, Advance had an operating expenses to assets ratio of 2.48 percent compared to a lower
2.14 percent for the comparable group, 2.29 percent for all thrifts and 2.20 percent for Midwest thrifts.

      For the twelve months ended June 30, 1996, Advance generated higher noninterest income and a higher net interest margin relative to its comparable group, but the Bank's higher operating expenses offset those relative benefits. Additionally, the Bank had a significantly higher provision for loan losses of
0.30 percent of average assets during fiscal year 1996, compared to the comparable group's lower 0.02 percent. Consequently, the Bank's net income was significantly lower than its comparable group for the twelve months ended June 30, 1996. Based on net earnings, the Bank had a return on average assets of 0.69 percent in fiscal year 1992, 1.09 percent in fiscal year 1993, 1.22 percent in fiscal year 1994, 0.89 percent in fiscal year 1995, and 0.48 percent in fiscal year 1996. For its most recent four quarters, the comparable group had a lower net ROAA of 0.90 percent, while all thrifts indicated a slightly lower 0.88 percent. The Bank's core or normalized earnings, as shown in Exhibit 7, were $404,000, indicating a 0.47 percent core return on assets for the most recent twelve months ended June 30, 1996. That core ROAA was also significantly lower than the comparable group at 0.69 percent, all thrifts at 0.81 and Midwest thrifts at
0.87 percent. It should be noted that if the Bank's fiscal year 1996 provision for loan losses had been $52,000, the average of the preceding two fiscal years, rather than $263,000, Advance's ROAA would have been 0.63 percent for fiscal year 1996. The higher provision, however, results in a ratio of reserves for loan losses to assets of 0.35 percent, which is only modestly higher than the comparable group at 0.27 percent, but remains considerably lower than the industry average of 0.65 percent. Considering the Bank's increasing trend in non-mortgage loan originations in recent years, as well as its level of high risk real estate loans, we have elected not to effect a core or normalized earnings adjustment relative to the higher 1996 provision.

      Advance's earnings stream will continue to be dependent on the overall trends in interest rates, with little reliance on its non-interest income, with net interest income having been generally flat during the most recent four fiscal years of 1993 through 1996. The Bank's cost of interest-bearing liabilities will continue to adjust upward as deposits reprice at higher rates and continue their gradual movement toward medium term instruments. This upward pressure on savings costs is likely to continue based on current rates, although the rate of increase may subside somewhat during the next few years. It has also been recognized that not only is Advance's current ROAA is lower than that of its comparable group for the most recent four quarters, the Bank has also experienced a consistent downward trend in its ROAA, net interest margin and net interest spread since June 30, 1994. In recognition of the foregoing earnings related factors, a minimum downward adjustment has been made to Advance's pro forma market value for earnings performance.

MARKET AREA

      Advance's primary market area consists of Brooke County, West Virginia, including the cities of Wellsburg and Follansbee and the communities surrounding its two offices. As discussed in Section II, this market area has evidenced a decreasing population base and a corresponding decrease in households during the past several years. The unemployment level has been volatile, and is currently somewhat lower than the comparable group markets, West Virginia and the United States. The unemployment rate in Advance's market area county averaged 5.0 percent in June, 1996, compared to 6.5 percent for West Virginia and 5.6 percent for the United States. Per capita and household income levels in Brooke County are above below state averages, but below the comparable group average. The market area is also characterized by lower median housing values and lower median rents than the comparable group, West Virginia and the United States. The market area is generally rural and agricultural, with the services sector indicating the largest share of market area employment, followed by the manufacturing sector. The level of financial competition in the Bank's market area is moderate and dominated by the banking industry. Being the only thrift in the market area, Advance, nevertheless, had net increases in deposits in its most recent three fiscal years of 1994 through 1996, as deposits, including interest, exceeded withdrawals. In recognition of all these factors, we believe that no adjustment is warranted for the Bank's market area.


FINANCIAL CONDITION

      The financial condition of Advance is discussed in Section I and shown in Exhibits 1, 2, 5, 15, 16 and 17, and is compared to the comparable group in Exhibits 42, 44 and 45. The Bank's total equity ratio before conversion was 6.75 percent at June 30, 1996, which was lower than the comparable group at 11.84 percent, Midwest thrifts at 14.69 percent and all thrifts at 13.10 percent. With a conversion at the midpoint, the Corporation's pro forma equity to assets ratio will increase to 14.0 percent, and the Bank's pro forma equity to assets ratio will increase to approximately 10.5 percent.

      The Bank's mix of assets indicates some areas of significant variation from its comparable group. Advance had a higher share of net loans at 85.94 percent of total assets at June 30, 1996, compared to the comparable group at
70.07 percent and all thrifts at 67.29 percent. The Bank's share of cash and investments was a significantly lower 9.67 percent compared to 12.94 percent for the comparable group and 15.09 percent for all thrifts. Advance's ratio of mortgage-backed securities to total assets was only 0.58 percent, significantly below the comparable group at 11.97 percent and all thrifts at 13.73 percent. The Bank's 87.93 percent share of deposits and 4.76 percent share of FHLB advances were both below the comparable group's 74.32 percent of deposits and
12.93 percent of borrowed funds.

      The Bank was absent both goodwill and repossessed real estate compared to percentages of 0.13 and 0.65 of repossessed real estate for the comparable group and all thrifts, respectively. The financial condition of Advance is further affected by its level of nonperforming assets at 0.48 percent of assets at June 30, 1996, compared to a modestly lower 0.43 percent for the comparable group. The Bank's ratio of nonperforming assets to total assets in fiscal year 1996 was lower than its fiscal year 1995 ratio of 0.69 percent, which increased from 0.63 percent at June 30, 1994, but higher than its ratio of 0.41 percent at June 30, 1993.

      The Bank had a slightly  higher  share of high risk real  estate  loans at
12.98 percent compared to 12.25 percent for the comparable group, but the Bank's share was lower than all thrifts at 14.49 percent. Advance had $325,000 in general valuation allowances or 73.53 percent of nonperforming assets at June 30, 1996, compared to the comparable group's higher 151.60 percent, with Midwest thrifts at 157.22 percent and all thrifts at 91.98 percent, also higher than Advance. The Bank's ratio is reflective of its historically average levels of non-performing assets and classified loans. As previously discussed, the Bank's
0.35 percent ratio of allowance for loan losses to total assets, although modestly higher than the comparable group, is lower than industry averages. Advance has also experienced higher levels of interest rate risk, as reflected by its higher exposure under conditions of rising interest rates. Overall, we believe that a minimum downward adjustment is warranted for Advance's current financial condition.


DIVIDEND PAYMENTS

      Advance has indicated its intention to pay an initial cash dividend, although the specific amount of such dividend has not been indicated. The actual payment of cash dividends will be dependent upon such factors as earnings performance, capital position, growth level, and regulatory limitations. Seven of the ten institutions in the comparable group pay cash dividends for an average dividend yield of 3.31 percent for those seven institutions, and an average dividend yield of 2.32 percent for all ten institutions.

      Currently, many thrifts are committing to initial cash dividends in comparison to the more common absence of such a dividend commitment in 1994 and some 1995 conversions. As a result, we believe that no adjustment to the pro forma market value is warranted at this time related to dividend payments.


SUBSCRIPTION INTEREST

      The general interest in thrift conversion offerings was often difficult to gauge in 1995. Based upon recent offerings, subscription and community interest weakened significantly in early 1995 but regained some strength by the second half of the year. In the first half of 1996, interest in new issues was mixed, with the number of conversions decreasing from the same period in 1995. Such interest has frequently been directly related to the financial performance and condition of the thrift institution converting, the strength of the local economy, general market conditions and aftermarket price trends.

      Advance will focus its offering to depositors and residents in its market area. The board of directors and officers anticipate purchasing approximately $700,000 or 8.5 percent of the conversion stock based on the appraised midpoint valuation. Advance will form an 8.0 percent ESOP, which plans to purchase stock in the initial offering. Additionally, the Prospectus restricts to $100,000 the amount of stock in the subscription offering that may be purchased by a single person, or by persons and associates acting in concert.

      The Bank has secured the services of Charles Webb & Company ("Webb") to assist the Bank in the marketing and sale of the conversion stock. Based on the size of the offering, current market conditions, local market interest and the terms of the offering, we believe that a minimum downward adjustment is warranted for the Bank's anticipated subscription interest.


LIQUIDITY OF THE STOCK

      Advance will offer its shares through concurrent subscription and community offerings with the assistance of Webb. If necessary, Webb will conduct a syndicated community offering upon the completion of the subscription and community offering. Advance will pursue two market makers for the stock. The Bank's offering is much smaller in size to that of the comparable group, considerably below the national average and, more significantly, approximately
80.0 percent below the West Virginia average. It is likely, therefore, that the stock of Advance will be less liquid than thrift stocks nationally and in its West Virginia market area. Therefore, we believe that a moderate downward adjustment to the pro forma market value is warranted at this time relative to the liquidity of the stock.

MANAGEMENT

      The president and chief executive officer of Advance is Stephen M. Gagliardi. Mr. Gagliardi joined the Bank in 1978 and was elected president, chief executive officer and director in 1983.

      Mr. Gagliardi and the management of Advance have made a concerted effort to increase deposits and market share, and to increase lending activity and to strengthen asset quality. Advance has been able to strengthen its equity level and increase its equity ratio over the past few years and its asset quality has improved since 1992. The Bank's non-interest expenses historically have been and currently are modestly higher than the comparable group and all thrifts. Although net earnings are below the comparable group, net interest spread and net interest margin are currently above comparable group and industry averages. It is our opinion that a minimum upward adjustment to the pro forma market value is warranted for management.


MARKETING OF THE ISSUE

      The response to a newly issued thrift institution stock is more difficult to predict, due to the volatility of new thrift stocks. Further, with each conversion, there is a high level of uncertainty with regard to the stock market particularly thrift institution stocks and interest rate trends. The impact of recent increases in interest rates has made it more difficult for more thrift institutions to strengthen their earnings and resulted in downward market prices. Recent conflicts of opinion on interest rate trends and the recent rise in interest rates have resulted in some significant stock volatility. Further, the impact of the difference in a thrift's premium level on deposits compared to BIF-insured institutions is another key concern, along with the one time assessment of SAIF-insured thrifts to increase the capitalization of the SAIF insurance fund.

      The necessity to build a new issue discount into the stock price of a converting thrift has prevailed in the thrift industry in recognition of higher uncertainty among investors as a result of the thrift industry's dependence on interest rate trends. We believe that a new issue discount applied to the price to book valuation approach continues and is considered to be reasonable and necessary in the pricing of the Corporation, and we have made a maximum downward adjustment to the Corporation's pro forma market value in recognition of the new issue discount.

VI.   VALUATION METHODS

      Under normal stock market conditions, the most frequently used method for determining the pro forma market value of common stock for thrift institutions by this firm is the price to book value ratio method. The focus on the price to book value method is due to the volatility of earnings in the thrift industry. As earnings in the thrift industry improved in late 1993, 1994 and 1995, there has been more emphasis placed on the price to earnings method, but the price to book value method continues to be the primary valuation method. These two pricing methods have both been used in determining the pro forma market value of the Corporation.

      In recognition of the volatility and variance in earnings due to fluctuations in interest rates, the continued differences in asset and liability repricing and the frequent disparity in value between the price to book approach and the price to earnings approach, a third valuation method has been used, the price to net assets method. The price to net assets method is used less often for valuing ongoing institutions; however, this method becomes more useful in valuing converting institutions when the equity position and earnings performance of the institutions under consideration are different.

      In addition to the pro forma market value, we have defined a valuation range with the minimum of the range being 85.0 percent of the pro forma market value, the maximum of the range being 115.0 percent of the pro forma market value, and a super maximum being 115.0 percent of the maximum. The pro forma market value or appraised value will also be referred to as the "midpoint value".

PRICE TO BOOK VALUE METHOD

      The price to book value method focuses on a thrift institution's financial condition, and does not give as much consideration to the institution's performance as measured by net earnings. Therefore, this method is sometimes considered less meaningful for institutions that do provide a consistent earnings trend. Due to the earnings volatility of many thrift stocks, the price to book value method is frequently used by investors who rely on an institution's financial condition rather than earnings performance.

      Consideration was given to the adjustments to the Bank's pro forma market value discussed in Section V. A minimum upward adjustment was made for the Bank's management. Minimum downward adjustments were made for earnings performance, financial condition and subscription interest. A moderate downward adjustment was made for the liquidity of Advance's stock and a maximum downward adjustment was made for the marketing of the issue. No adjustments were made for dividend payments or for the Bank's market area.

      Exhibit 48 shows the average and median price to book value ratios for the comparable group which were 89.80 percent and 87.59 percent, respectively. The total comparable group indicated a moderately wide range, from a low of 72.29 percent (Harvest Home Financial Corporation) to a high of 106.03 percent (Winton Financial Corp.). This variance cannot be attributed to any one factor such as the institution's equity ratio or earnings performance. Excluding the low and the high in this group, the price to book value range narrowed moderately from a low of 81.19 percent to a high of 104.70 percent.

      Taking into consideration all of the previously mentioned items in conjunction with the adjustments made in Section V, we have determined a pro forma price to book value ratio of 63.24 percent at the midpoint, and ranging from a low of 58.57 percent at the minimum to a high of 71.08 percent at the super maximum for the Corporation.

      The Corporation's price to book value ratio of 63.24 is strongly influenced by the Bank's financial condition and local market, as well as overall and geographical levels of subscription interest in thrift stocks. Further, the Corporation's equity to assets after conversion will be in the range of 13.0 percent to 14.0 percent compared to 11.84 percent for the comparable group. Based on this price to book value ratio and the Bank's equity of $6,200,000 at June 30, 1996, the indicated pro forma market value for the Bank using this approach is $8,200,901 at the midpoint (reference Exhibit 49).


PRICE TO EARNINGS METHOD

      The focal point of this method is the determination of the earnings base to be used and secondly, the determination of an appropriate price to earnings multiple. The recent earnings position of Advance is displayed in Exhibit 3, indicating after tax net earnings for the twelve months ended June 30, 1996, of $417,000. Exhibit 7 indicates the derivation of the Bank's identical normalized earnings of $417,000 for the twelve months ended June 30, 1996. To arrive at the pro forma market value of the Bank by means of the price to earnings method, we used the earnings base of $417,000.

      In determining the appropriate price to earnings multiple for the Bank, we reviewed the range of price to net earnings and price to core multiples for the comparable group and all publicly-traded thrifts. The average price to net earnings multiple for the comparable group was 14.56, while the median was
13.98. The average price to core earnings multiple was 16.93 and the median multiple was 15.07. The comparable group's price to net earnings multiple was lower than the average for all publicly-traded, SAIF-insured thrifts of 16.25, but higher than their median of 13.71. The price to core earnings multiple for all thrifts was also higher than the comparable group with an average at 17.46 times core earnings and a median at 14.84 times core earnings. The range in the price to net earnings multiple for the comparable group was from a low of 7.88 (Equitable Federal Savings Bank) to a high of 21.83 (MFB Corp.). The primary range in the price to net earnings multiple for the comparable group, excluding the high and low ranges, was from a low price to earnings multiple of 9.07 to a high of 21.71 times earnings for eight of the ten institutions in the group.

      Consideration was given to the adjustments to the Corporation's pro forma market value discussed in Section V. In recognition of these adjustments, we have determined a price to earnings multiple of 14.61 at the midpoint, based on Advance's earnings of $417,000 for twelve months ended June 30, 1996. The price to earnings multiple is from 12.96 times earnings at the minimum of the valuation range to 17.72 times earnings at the supermaximum.

      Based on such the Bank's earnings base of $417,000 (reference Exhibit 49), the pro forma market value of the Corporation using the price to earnings method is $8,198,858 at the midpoint.


PRICE TO NET ASSETS METHOD

      The final valuation method is the price to net assets method. This method is not as frequently used due to the fact that it does not focus as much on an institution's equity position or earnings performance. Exhibit 48 indicates that the average price to net assets ratio for the comparable group was 10.30 percent and the median was 13.13 percent. The range in the price to net assets ratios for the comparable group varied from a low of 5.55 percent (Equitable Federal Savings Bank) to a high of 14.53 percent (MFB Corp.). It narrows minimally with the elimination of the two extremes in the group to a low of 7.64 percent and a high of 14.32 percent.

      Pursuant to the adjustments made previously for Advance, it is our opinion that an appropriate price to net assets ratio for the Corporation is 8.23 percent at the midpoint, which is slightly lower than the comparable group at
10.30 and ranges from a low of 7.08 percent at the minimum to 10.61 percent at the super maximum.

      Based on the Bank's June 30, 1996, asset base of $91,852,000, the indicated pro forma market value of the Corporation using the price to net assets method is $8,201,340 at the midpoint (reference Exhibit 49).

VALUATION CONCLUSION

      Exhibit 55 provides a summary of the valuation premium or discount for each of the valuation ranges when compared to the comparable group based on each of the valuation approaches. At the midpoint value, the price to book value ratio of 63.25 percent for the Corporation represents a discount of 29.57 percent relative to the comparable group and decreases to 20.83 percent at the super maximum. The price to earnings multiple of 14.61 for the Corporation at the midpoint value indicates a premium of 0.35 percent, increasing to a premium of 21.75 percent at the super maximum. The price to assets ratio at the midpoint represents a discount of 20.04 percent, changing to a premium of 3.03 percent at the super maximum.

      It is our opinion that as of September 6, 1996, the pro forma market value of the Corporation is $8,200,000 at the midpoint, representing 820,000 shares at $10.00 per share. The valuation range for this stock is from a minimum of $6,970,000 or 697,000 shares at $10.00 per share to a maximum of $9,430,000 or
943,000 shares at $10.00 per share, with such range being defined as 15 percent below the appraised value to 15 percent above the appraised value. The super maximum is $10,844,500 or 1,084,450 shares at $10.00 per share (reference Exhibits 49 to 54). The appraised value of Advance Financial Bancorp as of September 6, 1996, is $8,200,000.